                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-21873

                    SUBJECT TO COMPLETION, DATED MAY 8, 1997

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 30, 1997)

                                                                 [LOGO]
                                4,000,000 SHARES

                      FIRST INDUSTRIAL REALTY TRUST, INC.

            DEPOSITARY SHARES EACH REPRESENTING 1/100 OF A SHARE OF
                       % SERIES B CUMULATIVE PREFERRED STOCK
        LIQUIDATION PREFERENCE EQUIVALENT TO $25.00 PER DEPOSITARY SHARE
                                  -----------

    Each of the 4,000,000 Depositary Shares (the "Depositary Shares") offered
hereby represents ownership of 1/100 of a share of    % Series B Cumulative
Preferred Stock (the "Series B Preferred Shares") of First Industrial Realty Trust, Inc. (the "Company"), deposited with First Chicago Trust Company of New York, as Depositary, and entitles the holder to all proportional rights, preferences and privileges of the Series B Preferred Shares represented thereby (including dividend, voting, redemption and liquidation rights and preferences). The proportionate liquidation preference of each Depositary Share is $25.00. See "Description of Series B Preferred Shares and Depositary Shares."

    Dividends on the Series B Preferred Shares represented by the Depositary Shares will be cumulative from the date of original issuance and will be payable
quarterly in arrears, commencing on            , 1997, at the rate of    % of
the liquidation preference per year (equivalent to $    per year per Depositary
Share). See "Description of Series B Preferred Shares and Depositary Shares -- Dividends."

    Except in certain circumstances relating to the Company's qualification as a real estate investment trust ("REIT"), the Series B Preferred Shares will not be
redeemable prior to            , 2002. On and after            , 2002, the
Series B Preferred Shares (and, therefore, the Depositary Shares) will be redeemable at the option of the Company, in whole or in part, at a redemption price equivalent to $25.00 per Depositary Share, plus accrued and unpaid dividends to the redemption date. See "Description of Series B Preferred Shares and Depositary Shares -- Redemption."

    Application has been made to list the Depositary Shares on the New York Stock Exchange ("NYSE"). If so approved, trading of the Depositary Shares on the NYSE is expected to commence within the 30-day period after the initial delivery of the Depositary Shares. While the Underwriters (as defined herein) have advised the Company that they intend to make a market in the Depositary Shares prior to the commencement of trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Depositary Shares will exist prior to commencement of trading. See "Underwriting."

    In order to maintain the Company's qualification as a REIT for federal income tax purposes, ownership by any person of the Depositary Shares, the Series B Preferred Shares and other classes of capital stock of the Company is limited, with certain exceptions, to an aggregate of 9.9% in value of the outstanding capital stock of the Company. See "Description of Preferred Stock -- Restrictions on Ownership" in the accompanying Prospectus.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS.
                                 -------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                                ----------------

                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                               PUBLIC(1)         COMMISSIONS(2)       COMPANY (3)
Per Depositary Share.....................................          $                   $                   $
Total(4).................................................          $                   $                   $

(1) Plus accrued dividends, if any, from the date of original issuance.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $800,000. See "Underwriting."

(4) The Company has granted to the Underwriters an option for 30 days to purchase up to an additional 600,000 Depositary Shares on the same terms set forth above to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $         , $         and $         ,
    respectively. See "Underwriting."
                               ------------------

    The Depositary Shares are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that delivery of the Depositary Shares will
be made on or about           , 1997, at the offices of Smith Barney Inc., 333
West 34th Street, New York, New York 10001.
                                 --------------

SMITH BARNEY INC.                                   DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

May   , 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEPOSITARY SHARES, INCLUDING BY OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                          FORWARD-LOOKING INFORMATION

    This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for industrial properties in the Company's current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties, together with those stated under the caption "Risk Factors" in the accompanying Prospectus, should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO "FIRST INDUSTRIAL" OR THE "COMPANY" REFER TO FIRST INDUSTRIAL REALTY TRUST, INC., A MARYLAND CORPORATION, AND ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, ALL INFORMATION REGARDING PROPERTIES RELATES TO PROPERTIES OWNED AND IN SERVICE AS OF DECEMBER 31, 1996.

                                  THE COMPANY

    First Industrial Realty Trust, Inc. is a REIT which owns, manages, acquires and develops bulk warehouse and light industrial properties. The Company owned, as of December 31, 1996, 379 properties containing an aggregate of approximately
32.7 million square feet of gross leasable area ("GLA") in 14 states with a diverse base of 993 tenants. The median age of the properties is approximately 11 years.

    The Company, which completed its initial public offering in June 1994 (the "IPO"), is a self-administered and fully integrated industrial real estate company, and is one of the largest publicly traded industrial property REITs in the United States (in terms of total market capitalization). The Company's Chairman of the Board and senior executive officers have an average of approximately 19 years of experience in the real estate business. At December 31, 1996, the Company had 106 employees.

    As of December 31, 1996, no single tenant or group of related tenants accounted for more than 2.1% of the Company's rent revenues, nor did any single tenant or group of related tenants occupy more than 2.4% of the Company's total GLA.

BUSINESS OBJECTIVES AND STRATEGIES

    The Company's fundamental business objective is to maximize the total return to the holders of its Common Stock through increases in per share distributions and increases in the value of its properties and operations. The Company seeks to grow internally by (i) increasing revenues by renewing or releasing spaces subject to expiring leases at higher rental levels; (ii) increasing occupancy levels at properties where vacancies exist and maintaining occupancy elsewhere;
(iii) controlling and minimizing operating expenses; and (iv) renovating existing properties. The Company seeks to grow externally through (i) the acquisition of portfolios of industrial properties, industrial property businesses or individual properties which meet its investment parameters; (ii) the development of primarily build-to-suit properties; and (iii) the expansion of its properties.

    The Company utilizes the following strategies in connection with the operation of its business:

        ORGANIZATION STRATEGY. A decentralized property operations strategy is implemented through the use of experienced regional management teams and local property managers. Each operating region is headed by a senior regional director, who is a senior executive officer of, and has an equity interest in, the Company. The Company believes the size of its portfolio enables it to realize operating efficiencies by spreading overhead over many properties and by negotiating quantity purchasing discounts.

        MARKET STRATEGY. The Company invests in markets where it can achieve size and economies of scale. By focusing on specific markets, properties can be added without incurring appreciable increases in overhead. Based on the size of its portfolios in its current markets, which averaged approximately
    2.1 million square feet per market, and the experience of its senior regional directors, the Company believes that it has sufficient market presence and resources to compete effectively. As of December 31, 1996, the Company owned portfolios in an aggregate of 15 metropolitan areas.

        LEASING AND MARKETING STRATEGY. The Company has an operational management strategy designed to enhance tenant satisfaction and portfolio performance. The Company pursues an active leasing strategy, which includes aggressively marketing available space, renewing existing leases at higher rents per square foot and seeking leases which provide for the pass-through of property-related expenses to the tenant. The Company also has local and national marketing programs which focus on the business and brokerage communities and national tenants.

        FINANCING STRATEGY. The Company believes that the size of its portfolio, the diversity of its buildings and tenants and its financial strength allow it access to the public capital markets which is not generally available to smaller, less-diversified property owners because of the portfolio size and diversity requirements of those markets.

        ACQUISITION, DEVELOPMENT AND DISPOSITION STRATEGIES. The primary focus of the Company's acquisition strategy is to acquire properties in its current markets to capitalize on local market expertise and maximize operating effectiveness and efficiencies. As appropriate opportunities arise, the Company will acquire additional Properties in other markets where it can achieve sufficient size and scale, as well as hire top-quality management. Of the 379 Properties in the Company's portfolio at December 31, 1996, 99 were developed by its current or former management. The Company will continue to leverage the development capabilities of its management, many of whom are leading developers in their respective markets. The Company continually evaluates local market conditions and property-related factors and will sell a property when it believes it is to the Company's advantage to do so.

RECENT DEVELOPMENTS

    In 1996, the Company acquired or completed development of 114 properties containing an aggregate of 10,555,960 square feet of GLA for a total estimated investment of $262.8 million, or approximately $25 per square foot. In the first four months of 1997, the Company purchased 49 properties containing an aggregate of 4,497,863 square feet of GLA for $183.5 million, or approximately $41 per square foot. The aggregate purchase price consisted of $129.5 million in cash, units of partnership interest ("Units") in First Industrial, L.P. (the "Operating Partnership") (a Delaware limited partnership of which the Company is the sole general partner and of which it owned 88.3% as of March 31, 1997) valued at $49.5 million and assumed debt of $4.5 million. At December 31, 1996, the Company had seven properties under development, with an estimated completion GLA of 1,029,669 square feet and an estimated cost of $27.4 million (of which $20.1 million had been expended at December 31, 1996), or approximately $27 per square foot. In 1996, the Company sold six properties containing an aggregate of 420,088 square feet of GLA for total gross proceeds of $15.0 million, or approximately $36 per square foot.

    In 1996, the Company raised aggregate net proceeds of $244.0 million through two public common stock offerings, which net proceeds were used to repay outstanding borrowings and fund property acquisitions. In addition, in 1996, the Company converted its $150 million secured revolving credit facility to a $200 million unsecured revolving credit facility (the "Acquisition Facility"). The Acquisition Facility currently bears interest at LIBOR plus 1.00%, which is .75 percentage points less than the interest rate spread of LIBOR plus 1.75% borne by the prior facility.

    In April 1997, the Company, through the Operating Partnership, incurred a $309.8 million unsecured loan (the "Defeasance Loan") and used the proceeds to defease a $300.0 million mortgage loan due June 30, 1999 (the "1994 Mortgage Loan") which was incurred at the time of the IPO.

    The Company, through the Operating Partnership, currently expects to issue in the near future $225.0 million aggregate principal amount of its senior notes (the "Notes"). The Company intends to apply $185.0 million of the net proceeds therefrom to repay a portion of the Defeasance Loan and the balance of such net proceeds to repay a portion of amounts outstanding under the Acquisition Facility. There can be no assurance that such proposed Notes offering will in fact be consummated.

                                   PROPERTIES

    The Company classifies its properties into two industrial categories: bulk warehouse and light industrial. The bulk warehouse properties are generally used for bulk storage of materials and manufactured goods and the light industrial properties are generally used for the design, assembly, packaging and distribution of goods and, in some cases, the provision of services.

    The following table summarizes certain information as of December 31, 1996 with respect to the properties owned by the Company. Information in the table excludes properties under development at December 31, 1996.

                                   BULK WAREHOUSE                LIGHT INDUSTRIAL                     TOTAL
                            -----------------------------  -----------------------------  -----------------------------
                                             NUMBER OF                      NUMBER OF                      NUMBER OF
METROPOLITAN AREA               GLA         PROPERTIES         GLA         PROPERTIES         GLA         PROPERTIES
--------------------------  ------------  ---------------  ------------  ---------------  ------------  ---------------
Atlanta...................     3,527,237            18          507,731             9        4,034,968            27
Central Pennsylvania(1)...     1,744,699            12          681,008            13        2,425,707            25
Chicago...................     2,914,002            19        1,071,210            13        3,985,212            32
Cincinnati................       951,080             3          111,375             5        1,062,455             8
Cleveland.................            --            --          102,500             1          102,500             1
Columbus..................     1,110,334             2           56,849             1        1,167,183             3
Dayton....................            --            --          264,000             5          264,000             5
Des Moines................       878,992             5               --            --          878,992             5
Detroit...................     2,211,563            57        2,485,991            59        4,697,554           116
Grand Rapids..............     2,769,591            22           40,400             3        2,809,991            25
Indianapolis..............     1,659,630             6        1,063,780            25        2,723,410            31
Milwaukee.................            --            --          306,563             6          306,563             6
Minneapolis/St. Paul......     1,864,987            16        2,911,474            41        4,776,461            57
Nashville.................     1,299,040             7          227,267             3        1,526,307            10
St. Louis.................       873,095            15          385,713             3        1,258,808            18
Other(2)..................       301,355             4          378,603             6          679,958            10
                            ------------           ---     ------------           ---     ------------           ---
Total or Average..........    22,105,605           186       10,594,464           193       32,700,069           379
                            ------------           ---     ------------           ---     ------------           ---
                            ------------           ---     ------------           ---     ------------           ---

                                               GLA AS A
                                                 % OF
                                AVERAGE          TOTAL
METROPOLITAN AREA              OCCUPANCY       PORTFOLIO
--------------------------  ---------------  -------------
Atlanta...................            94%             12%
Central Pennsylvania(1)...            99%              7%
Chicago...................            98%             12%
Cincinnati................            97%              3%
Cleveland.................           100%             (3)
Columbus..................            99%              4%
Dayton....................            98%              1%
Des Moines................           100%              3%
Detroit...................            94%             14%
Grand Rapids..............            92%              9%
Indianapolis..............            98%              8%
Milwaukee.................           100%              1%
Minneapolis/St. Paul......            97%             15%
Nashville.................           100%              5%
St. Louis.................           100%              4%
Other(2)..................           100%              2%
                                                     ---
Total or Average..........            97%            100%
                                                     ---
                                                     ---

------------------------

(1) Includes the Harrisburg, Allentown and Reading markets.

(2) Includes Denton, TX; Wichita, KS; West Lebanon, NH; and Abilene, TX.

(3) Less than 1%.

                                  THE OFFERING

Securities Offered................  4,000,000 Depositary Shares, each representing 1/100 of
                                    a share of     % Series B Cumulative Preferred Stock.
                                    Application has been made to list the Depositary Shares
                                    on the NYSE. If so approved, trading of the Depositary
                                    Shares on the NYSE is expected to commence within the
                                    30-day period after the initial delivery of the
                                    Depositary Shares. See "Underwriting."

Use of Proceeds...................  The Company intends to use the net proceeds of this offering to repay a portion of amounts outstanding under
                                    the Acquisition Facility. At May 6, 1997, approximately
                                    $166.1 million was outstanding under the Acquisition
                                    Facility. See "Use of Proceeds."

Ranking...........................  With respect to the payment by First Industrial Realty
                                    Trust, Inc., as issuer, of dividends and amounts upon
                                    liquidation, dissolution or winding up, the Series B
                                    Preferred Shares represented by the Depositary Shares
                                    will rank senior to the Company's common stock, par
                                    value $.01 per share (the "Common Stock"), and PARI
                                    PASSU with the Company's 9 1/2% Series A Cumulative
                                    Preferred Stock (the "Series A Preferred Shares"). See
                                    "Description of Series B Preferred Shares and Depositary
                                    Shares -- Dividends" and -- "Liquidation Preference."

Dividends.........................  Dividends on the Series B Preferred Shares represented by the Depositary Shares are cumulative from the date of
                                    original issuance and are payable quarterly in arrears,
                                    commencing on            , 1997, at the rate of     % of
                                    the liquidation preference per year (equivalent to
                                    $         per year per Depositary Share). See
                                    "Description of Series B Preferred Shares and Depositary
                                    Shares -- Dividends."

Liquidation Rights................  Equivalent to $25.00 per Depositary Share, plus an amount equal to accrued and unpaid dividends (whether or
                                    not declared). See "Description of Series B Preferred
                                    Shares and Depositary Shares -- Liquidation Rights."

Redemption........................  Except in certain circumstances relating to the preservation of the Company's status as a REIT (see
                                    "Description of Preferred Stock--Restrictions on
                                    Ownership" in the accompanying Prospectus), the Series B
                                    Preferred Shares will not be redeemable prior to
                                               , 2002. On and after            , 2002, the
                                    Series B Preferred Shares (and, therefore, the
                                    Depositary Shares) will be redeemable for cash at the
                                    option of the Company, in whole or in part, at a
                                    redemption price equivalent to $25.00 per Depositary
                                    Share, plus dividends accrued and unpaid (whether or not
                                    declared) to the redemption date. See "Description of
                                    Series B Preferred Shares and Depositary Shares --
                                    Redemption."

Voting Rights.....................  Holders of Series B Preferred Shares (and, therefore, holders of Depositary Shares) will generally have no
                                    voting rights except as required by law. However,
                                    whenever dividends on any Series B Preferred Shares
                                    shall be in arrears for six or more quarterly periods,
                                    the holders of the Depositary Shares representing Series
                                    B Preferred Shares (voting separately as a class with
                                    all other series of preferred shares ranking on a parity
                                    with the Series B Preferred Shares and upon which like
                                    voting rights have been conferred and are exercisable)
                                    will be entitled to vote for the election of two
                                    additional directors of the Company until all dividends
                                    accumulated on such Series B Preferred Shares have been
                                    fully paid or declared and a sum sufficient for the
                                    payment thereof set aside for payment. In addition,
                                    certain changes to the terms of the Series B Preferred
                                    Shares that would be materially adverse to the rights of
                                    holders of the Series B Preferred Shares can not be made
                                    without the affirmative vote of holders of two-thirds of
                                    the Depositary Shares representing the Series B
                                    Preferred Shares. See "Description of Series B Preferred
                                    Shares and Depositary Shares -- Voting Rights."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Depositary Shares offered hereby are estimated to be approximately $96.1 million (approximately $110.6 million if the Underwriters' over-allotment option is exercised in full). The Company intends to contribute the net proceeds of the sale of the Depositary
Shares to the Operating Partnership in exchange for     % Series B Preferred
Units (the "Series B Preferred Units") in the Operating Partnership, the economic terms of which will be substantially identical to the Series B Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series B Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series B Preferred Shares represented by the Depositary Shares) prior to any distribution of cash or assets to the holders of Units or to the holders of any other equity interests in the Operating Partnership, except for any other series of preference units ranking on a parity with the Series B Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT. The net proceeds of this offering are intended to be used to repay a portion of amounts outstanding under the Acquisition Facility. At May 6, 1997, approximately $166.1 million was outstanding under the Acquisition Facility. The Company also expects to use a portion of the net proceeds of the proposed Notes offering to repay a portion of the Acquisition Facility. See "Prospectus Supplement Summary--Recent Developments." The Acquisition Facility matures in April 2000, and borrowings thereunder currently bear interest at LIBOR plus 1.00% or a Corporate Base Rate. The Acquisition Facility provides for interest only payments until the maturity date. At May 6, 1997, borrowings under the Acquisition Facility bore interest at a weighted average interest rate of 6.69% per annum.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company (i) as of December 31, 1996, (ii) as adjusted to reflect the net effect of the incurrence of the Defeasance Loan, the proposed issuance of the Notes (see "Prospectus Supplement Summary--Recent Developments") and the application of $185.0 million of the net proceeds of the Notes to repay a portion of the Defeasance Loan and the application of $4.4 million of such net proceeds to repay a portion of amounts outstanding under the Acquisition Facility and (iii) as further adjusted to give effect to the issuance of 40,000 Series B Preferred Shares. The balance of the net proceeds of the Notes and the net proceeds of the Series B Preferred Shares, expected to aggregate approximately $129.5 million (approximately $144.0 million if the Underwriters' over-allotment option to purchase Depositary Shares is exercised in full), will be used to repay amounts outstanding under the Acquisition Facility (see Note 4 below).

                                                                                      DECEMBER 31, 1996
                                                                            --------------------------------------
                                                                                                       AS FURTHER
                                                                              ACTUAL    AS ADJUSTED     ADJUSTED
                                                                            ----------  ------------  ------------

                                                                                        (IN THOUSANDS)
Debt:(1)
  Defeasance loan(2)......................................................  $       --  $    124,800  $    124,800
  Mortgage loans(3).......................................................     392,082       392,082       392,082
  Acquisition Facility(4).................................................       4,400            --            --
  Promissory notes payable................................................       9,919         9,919         9,919
      % Notes due 2007....................................................          --       125,000       125,000
      % Notes due 2027....................................................          --       100,000       100,000
                                                                            ----------  ------------  ------------
      Total debt..........................................................     406,401       751,801       751,801
                                                                            ----------  ------------  ------------
Minority interest in Operating Partnership................................      42,861        42,861        42,861
                                                                            ----------  ------------  ------------
Stockholders' equity:
  Preferred Stock ($.01 par value, 10,000,000 shares authorized):
    Series A Cumulative Preferred Stock; 1,650,000 shares issued and
      outstanding.........................................................          17            17            17
    Series B Cumulative Preferred Stock; 40,000 shares issued and
      outstanding as further adjusted.....................................          --            --            --
  Common stock, $.01 par value, 100,000,000 shares authorized; 29,939,417
    shares issued and outstanding(5)......................................         299           299           299
  Additional paid-in capital..............................................     584,009       584,009       680,059
  Distributions in excess of accumulated earnings.........................     (51,764)      (51,764)      (51,764)
                                                                            ----------  ------------  ------------
      Total stockholders' equity..........................................     532,561       532,561       628,611
                                                                            ----------  ------------  ------------
      Total capitalization................................................  $  981,823  $  1,327,223  $  1,423,273
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

------------------------
(1) For information regarding the debt of the Company see Note 4 of the Notes to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K dated December 31, 1996 and incorporated herein by reference.
(2) The Company, through the Operating Partnership, is presently considering refinancing what will be the remaining $124.8 million outstanding principal amount of the Defeasance Loan, which could occur within a short time following the offering of the Series B Preferred Shares.
(3) Includes the $300.0 million 1994 Mortgage Loan. While the 1994 Mortgage Loan has been defeased with U.S. Government securities and will be repaid at the end of 1997, under generally accepted accounting principles, until such repayment occurs, the 1994 Mortgage Loan will continue to be reflected as a liability on the Company's balance sheet. Correspondingly, until the 1994 Mortgage Loan is repaid, the book value of the U.S. Government securities which have been deposited with the lender in connection with such defeasance will be reflected as an asset on the Company's balance sheet.
(4) At May 6, 1997, the aggregate outstanding balance under the Acquisition Facility was $166.1 million.
(5) Excludes 2,453,126 shares issuable upon the exchange of Units and 1,093,500 shares issuable upon the exercise of options outstanding under the Company's Stock Incentive Plan.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following is a summary of certain consolidated financial and other data relating to the Company and the Contributing Businesses, the predecessors to the Company. The following Statements of Operations and Balance Sheet data as of and for the years ended December 31, 1996 and 1995 and as of and for the six months ended December 31, 1994 and June 30, 1994 are derived from, and qualified by reference to, the audited financial statements of the Company and the Contributing Businesses which are incorporated by reference herein.

                                                                                                    CONTRIBUTING
                                                                                                     BUSINESSES
                                                                 THE COMPANY                         (COMBINED)
                                           -------------------------------------------------------  -------------
                                                                                    SIX MONTHS       SIX MONTHS
                                              YEAR ENDED         YEAR ENDED            ENDED            ENDED
                                           DECEMBER 31, 1996  DECEMBER 31, 1995  DECEMBER 31, 1994  JUNE 30, 1994
                                           -----------------  -----------------  -----------------  -------------
                                               (IN THOUSANDS, EXCEPT RATIO AND PROPERTY DATA)
STATEMENTS OF OPERATIONS DATA:
Total revenues...........................     $   140,055        $   106,486        $    46,570      $    22,816
Property expenses........................          39,224             28,302             11,853            6,036
General and administrative expense.......           4,018              3,135              1,097              795
Interest expense.........................          28,954             28,591             10,588           11,773
Amortization of interest rate protection
  agreements and deferred financing
  costs..................................           3,286              4,438              2,904              858
Depreciation and other amortization......          28,049             22,264              9,802            4,744
Loss from disposition of interest rate
  protection agreement...................              --              6,410                 --               --
Management and construction loss, net....              --                 --                 --              (81)
Gain on sales of properties..............           4,344                 --                 --               --
Minority interest........................           2,931                997                778               --
                                           -----------------  -----------------  -----------------  -------------
Income (loss) before extraordinary
  items..................................          37,937             12,349              9,548           (1,471)
Extraordinary loss.......................          (2,273)                --                 --           (1,449)
                                           -----------------  -----------------  -----------------  -------------
Net income (loss)........................          35,664             12,349              9,548      $    (2,920)
                                                                                                    -------------
                                                                                                    -------------
Preferred stock dividends................          (3,919)              (468)                --
                                           -----------------  -----------------  -----------------
Net income available to common
  stockholders...........................     $    31,745        $    11,881        $     9,548
                                           -----------------  -----------------  -----------------
                                           -----------------  -----------------  -----------------
BALANCE SHEET DATA (AT END OF PERIOD):
Real estate, before accumulated
  depreciation...........................     $ 1,050,779        $   757,516        $   669,608      $   597,504
Real estate, after accumulated
  depreciation...........................         959,322            688,767            620,294          556,902
Total assets.............................       1,022,600            753,904            691,081          616,767
Total debt...............................         406,401            399,958            348,700          305,000
Total liabilities........................         447,178            426,972            374,849          323,703
Stockholders' equity.....................         532,561            306,023            292,420          269,326
OTHER DATA:
Cash flow from operating activities......     $    62,621        $    38,541        $    18,033      $     5,026
Cash flow from investing activities......        (240,571)           (84,159)           (73,840)        (374,757)
Cash flow from financing activities......         176,677             45,420             57,475          374,152
Funds from operations(1).................          60,546             41,428             20,128            3,273
Ratio of earnings to fixed charges and
  preferred dividend requirements........            1.88x              1.56x              1.76x              (3)
Total properties (2).....................             379                271                246              226
Total GLA in sq. ft. (2).................      32,700,069         22,562,755         19,169,321       17,393,813
Occupancy rate % (2).....................              97%                97%                97%              97%

------------------------
(1) Management considers funds from operations to be one financial measure of the operating performance of an equity REIT that provides a relevant basis for comparison among REITs and it is presented to assist investors in analyzing the performance of the Company. In accordance with the National Association of Real Estate Investment Trusts' definition of funds from operations, the Company calculates funds from operations to be equal to net income, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, excluding amortization of deferred financing costs and interest rate protection agreements, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs, including the payment of dividends and distributions. Funds from operations should not be considered as a substitute for net income as a measure of results of operations or for cash flow from operating activities calculated in accordance with generally accepted accounting principles as a measure of liquidity. Funds from operations as calculated by the Company may not be comparable to similarly titled but differently calculated measures of other REITs.

(2) Calculated as of the end of period and excluding properties under development.

(3) Earnings were inadequate to cover fixed charges for the six months ended June 30, 1994, which period was prior to the Company's IPO.

                                    BUSINESS

    The Company is a REIT which owns, manages, acquires and develops bulk warehouse and light industrial properties. Substantially all of the Company's assets are held by, and operations are conducted through, the Operating Partnership and other controlled partnerships in which the Company owns 100% of the equity interest.

    The Company owned, as of December 31, 1996, 379 properties containing an aggregate of approximately 32.7 million square feet of GLA in 14 states with a diverse base of 993 tenants. The median age of the properties is approximately 11 years.

    The Company, which completed its IPO in June 1994, is a self-administered and fully integrated industrial real estate company, and is one of the largest publicly traded industrial property REITs in the United States (in terms of total market capitalization). The Company's Chairman of the Board and senior executive officers have an average of approximately 19 years of experience in the real estate business. At December 31, 1996, the Company had 106 employees.

    The Company believes that investment in industrial properties offers attractive returns and stable cash flow for the following reasons:

    - The construction-on-demand nature of, and relatively short development cycle for, industrial properties allow developers to match supply more closely with prevailing market demand, resulting in greater stability in market occupancy levels and rental rates.

    - Industrial properties are often net leased pursuant to leases that require tenants to pay many operating costs, and such leases frequently include built-in rental increases. This provides stability of cash flow and reduces the impact of inflation.

    - Industrial properties are less management intensive than most other classes of real estate, thereby reducing both operating and administrative expenses.

    - Despite changes in manufacturing and delivery processes, industrial property construction, design and layout have changed little over the last thirty years, thus extending the useful economic life of industrial buildings.

    - Industrial properties generally require lower tenant improvement expenditures by the landlord to induce tenants to lease space than do other types of commercial property. Frequently, tenants make substantial improvements to the properties which increases the likelihood of the tenant renewing its lease.

BUSINESS OBJECTIVES AND STRATEGIES

    The Company's fundamental business objective is to maximize the total return to its stockholders through increases in distributions to holders of shares of its Common Stock and increases in the value of its properties and operations. The Company seeks to grow internally by (i) increasing revenues by renewing or releasing spaces subject to expiring leases at higher rental levels; (ii) increasing occupancy levels at properties where vacancies exist and maintaining occupancy elsewhere; (iii) controlling and minimizing operating expenses; and
(iv) renovating existing properties. The Company seeks to grow externally through (i) the acquisition of portfolios of industrial properties, industrial property businesses or individual properties which meet its investment parameters; (ii) the development of primarily build-to-suit properties; and
(iii) the expansion of its properties.

BUSINESS STRATEGIES

    The Company utilizes the following strategies in connection with the operation of its business:

        ORGANIZATION STRATEGY. A decentralized property operations strategy is implemented through the use of experienced regional management teams and local property managers. Each operating region is headed by a senior regional director, who is a senior executive officer of, and has an equity interest in, the Company. First Industrial provides acquisition and financing assistance, property management oversight and financial reporting functions from its headquarters in Chicago to support its regional operations. The Company believes the size of its portfolio enables it to realize operating efficiencies by spreading overhead over many properties and by negotiating quantity purchasing discounts.

        MARKET STRATEGY. The Company invests in markets where it can achieve size and economies of scale. By focusing on specific markets, properties can be added without incurring appreciable increases in overhead. Based on the size of its portfolio in its current markets, which averaged approximately
    2.1 million square feet per market, and the experience of its senior regional directors, the Company believes that it has sufficient market presence and resources to compete effectively. As of December 31, 1996, the Company owned portfolios in the metropolitan areas of Atlanta, Georgia; Central Pennsylvania; Chicago, Illinois; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Dayton, Ohio; Des Moines, Iowa; Detroit, Michigan; Grand Rapids, Michigan; Indianapolis, Indiana; Milwaukee, Wisconsin; Minneapolis/St. Paul, Minnesota; Nashville, Tennessee; and St. Louis, Missouri.

        LEASING AND MARKETING STRATEGY. The Company has an operational management strategy designed to enhance tenant satisfaction and portfolio performance. The Company pursues an active leasing strategy, which includes aggressively marketing available space, renewing existing leases at higher rents per square foot and seeking leases which provide for the pass-through of property-related expenses to the tenant. The Company also has local and national marketing programs which focus on the business and brokerage communities and national tenants.

        FINANCING STRATEGY. The Company believes that the size of its portfolio, the diversity of its buildings and tenants and its financial strength allow the Company access to the public capital markets which is not generally available to smaller, less-diversified property owners because of the portfolio size and diversity requirements of those markets.

        ACQUISITION, DEVELOPMENT AND DISPOSITION STRATEGIES. The primary focus of the acquisition strategy of the Company is to acquire properties in its current markets to capitalize on local market expertise and maximize operating effectiveness and efficiencies. As appropriate opportunities arise, the Company will acquire additional properties in other markets where it can achieve sufficient size and scale as well as hire top-quality management. Of the 379 properties in the Company's portfolio at December 31, 1996, 99 properties were developed by its current or former management. The Company will continue to leverage the development capabilities of its management, many of whom are leading developers in their respective markets. The Company continually evaluates local market conditions and property-related factors and will sell a property when it believes it is to its advantage to do so.

    When evaluating potential acquisitions and development, the Company will consider such factors as: (i) the geographic area and type of property; (ii) the location, construction quality, condition and design of the property; (iii) the potential for capital appreciation of the property; (iv) their ability to improve the property's performance through renovation; (v) the terms of tenant leases, including the potential for rent increases; (vi) the potential for economic growth and the tax and regulatory environment of the area in which the property is located; (vii) the potential for expansion of the physical layout of the property and/or the number of sites; (viii) the occupancy and demand by tenants for properties of a similar type in the vicinity; and (ix) competition from existing properties and the potential for the construction of new properties in the area.

FINANCING POLICY

    It is the Company's policy that First Industrial shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries. Additionally, it is the Company's policy that First Industrial will only engage in business activities through the Operating Partnership and its subsidiaries. For the purpose of these policies, the term "subsidiaries" includes partnerships in which the Operating Partnership owns a majority of the economic interests and First Industrial Securities, L.P. ("Securities L.P."), a Delaware limited partnership which is a subsidiary of the Company.

RECENT DEVELOPMENTS

    In 1996, the Company acquired or completed development of 114 properties containing an aggregate of 10,555,960 square feet of GLA for a total estimated investment of $262.8 million, or approximately $25 per square foot. In the first four months of 1997, the Company purchased 49 properties containing an aggregate of 4,497,863 square feet of GLA for $183.5 million, or approximately $41 per square foot. The aggregate purchase price consisted of $129.5 million in cash, Units valued at $49.5 million and assumed debt of $4.5 million. At December 31, 1996, the Company had seven properties under development, with an estimated completion GLA of 1,029,669 square feet and an estimated cost of $27.4 million (of which $20.1 million had been expended at December 31, 1996), or approximately $27 per square foot. In 1996, the Company sold six properties containing an aggregate of 420,088 square feet of GLA for total gross proceeds of $15.0 million, or approximately $36 per square foot.

    In 1996, the Company raised aggregate net proceeds of $244.0 million through two public common stock offerings, which net proceeds were used to repay outstanding borrowings and fund property acquisitions. In addition, in 1996, the Company converted its $150 million secured revolving credit facility to the $200 million unsecured Acquisition Facility. The Acquisition Facility currently bears interest at LIBOR plus 1.00%, which is .75 percentage points less than the interest rate spread of LIBOR plus 1.75% borne by the prior facility.

    In April 1997, the Company, through the Operating Partnership, incurred the Defeasance Loan and used the proceeds to defease the 1994 Mortgage Loan.

    The Company, through the Operating Partnership, currently expects to issue in the near future $225.0 million aggregate principal amount of the Notes. The Company intends to apply $185.0 million of the net proceeds therefrom to repay a portion of the Defeasance Loan and the balance of such net proceeds to repay a portion of amounts outstanding under the Acquisition Facility. There can be no assurance that such proposed Notes offering will in fact be consummated.

INDUSTRY

    Industrial properties are typically used for the design, assembly, packaging, storage and distribution of goods and/or the provision of services. As a result, the demand for industrial space in the United States is related to the level of economic output. Historically, occupancy rates for industrial property in the United States have been higher than those for other types of commercial property. The Company believes that the higher occupancy rate in the industrial property sector is a result of the construction-on-demand nature of, and the comparatively short development time required for, industrial property.

    Overall, the Midwest region (where at December 31, 1996 approximately 74% of the properties owned by the Company were located) has had the highest average occupancy rate for industrial properties of the major regions in the United States since 1992, according to CB Commercial Real Estate Group, Inc.'s industry vacancy index, which measures the supply of available space in large industrial buildings in the major geographic regions of the United States.

                                                                                        DECEMBER 31,
                                                                    -----------------------------------------------------
REGION                                                                1992       1993       1994       1995       1996
------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Midwest...........................................................       93.2%      92.8%      93.9%      95.1%      94.3%
East..............................................................       90.7       91.6       91.7       92.1       91.6
South.............................................................       90.8       91.4       91.7       90.9       90.5
West..............................................................       90.7       91.0       92.5       93.0       93.3
United States.....................................................       91.3       91.7       92.6       93.1       92.7

------------------------

Source: CB Commercial Real Estate Group, Inc.

                                   PROPERTIES

GENERAL

    The Company owned, as of December 31, 1996, 379 in service properties containing an aggregate of approximately 32.7 million square feet of GLA in 14 states with a diverse base of 993 tenants engaged in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution and professional services. The properties are generally located in business parks which have convenient access to interstate highways and rail and air transportation. The median age of the Properties is approximately 11 years. The Company maintains insurance coverage on the properties which it believes is adequate.

    The Company classifies its properties into two industrial categories: bulk warehouse and light industrial. The Company's bulk warehouse properties are generally used for bulk storage of materials and manufactured goods and its light industrial properties are generally used for the design, assembly, packaging and distribution of goods and, in some cases, the provision of services.

    The Company competes with numerous commercial developers, real estate companies and other owners of real estate in seeking properties for acquisition and land for development. In addition, many of the properties are located in areas that include other bulk warehouse and light industrial properties which compete for the same tenants as the Company.

    The following table summarizes certain information as of December 31, 1996 with respect to the properties owned by the Company. Information in the table excludes properties under development at December 31, 1996.

                                 BULK WAREHOUSE              LIGHT INDUSTRIAL                          TOTAL
                           ---------------------------  ---------------------------  ------------------------------------------
                                           NUMBER OF                    NUMBER OF                    NUMBER OF       AVERAGE
METROPOLITAN AREA              GLA        PROPERTIES        GLA        PROPERTIES        GLA        PROPERTIES      OCCUPANCY
-------------------------  ------------  -------------  ------------  -------------  ------------  -------------  -------------
Atlanta..................     3,527,237           18         507,731            9       4,034,968           27             94%
Central
  Pennsylvania(1)........     1,744,699           12         681,008           13       2,425,707           25             99%
Chicago..................     2,914,002           19       1,071,210           13       3,985,212           32             98%
Cincinnati...............       951,080            3         111,375            5       1,062,455            8             97%
Cleveland................            --           --         102,500            1         102,500            1            100%
Columbus.................     1,110,334            2          56,849            1       1,167,183            3             99%
Dayton...................            --           --         264,000            5         264,000            5             98%
Des Moines...............       878,992            5              --           --         878,992            5            100%
Detroit..................     2,211,563           57       2,485,991           59       4,697,554          116             94%
Grand Rapids.............     2,769,591           22          40,400            3       2,809,991           25             92%
Indianapolis.............     1,659,630            6       1,063,780           25       2,723,410           31             98%
Milwaukee................            --           --         306,563            6         306,563            6            100%
Minneapolis/St. Paul.....     1,864,987           16       2,911,474           41       4,776,461           57             97%
Nashville................     1,299,040            7         227,267            3       1,526,307           10            100%
St. Louis................       873,095           15         385,713            3       1,258,808           18            100%
Other(2).................       301,355            4         378,603            6         679,958           10            100%
                           ------------          ---    ------------          ---    ------------          ---
Total or Average.........    22,105,605          186      10,594,464          193      32,700,069          379             97%
                           ------------          ---    ------------          ---    ------------          ---
                           ------------          ---    ------------          ---    ------------          ---

                             GLA AS
                             A % OF
                              TOTAL
METROPOLITAN AREA           PORTFOLIO
-------------------------  -----------
Atlanta..................          12%
Central
  Pennsylvania(1)........           7%
Chicago..................          12%
Cincinnati...............           3%
Cleveland................          (3)
Columbus.................           4%
Dayton...................           1%
Des Moines...............           3%
Detroit..................          14%
Grand Rapids.............           9%
Indianapolis.............           8%
Milwaukee................           1%
Minneapolis/St. Paul.....          15%
Nashville................           5%
St. Louis................           4%
Other(2).................           2%
                                  ---
Total or Average.........         100%
                                  ---
                                  ---

------------------------

(1) Includes the Harrisburg, Allentown and Reading markets.

(2) Includes Denton, TX; Wichita, KS; West Lebanon, NH; and Abilene, TX.

(3) Less than 1%.

    As of December 31, 1996, 246 properties owned by the Company were subject to encumbrances securing indebtedness thereof, including 195 properties encumbered by the 1994 Mortgage Loan which was defeased in April 1997.

TENANT AND LEASE INFORMATION

    As of December 31, 1996, the Company had a diverse base of 993 tenants engaged in a wide variety of businesses including manufacturing, retailing, wholesale trade, distribution and professional services. Most leases have an initial term of between three and five years and provide for periodic rental increases that are either fixed or based on changes in the Consumer Price Index. Industrial tenants typically have net or semi-net leases and pay as additional rent their percentage of the property's operating costs, including the costs of common area maintenance, property taxes and insurance. As of December 31, 1996, approximately 97% of the GLA of the properties owned by the Company was leased, and no single tenant or group of related tenants accounted for more than 2.1% of the Company's rent revenues, nor did any single tenant or group of related tenants occupy more than 2.4% of the total GLA of the Company.

LEASE EXPIRATIONS

    The following table shows scheduled lease expirations for all leases for the properties owned by the Company as of December 31, 1996.

                                                                 PERCENTAGE OF                      PERCENTAGE OF TOTAL
                                                     GLA              GLA         ANNUAL BASE RENT   ANNUAL BASE RENT
          YEAR OF                 NUMBER OF       SUBJECT TO    REPRESENTED BY     UNDER EXPIRING     REPRESENTED BY
       EXPIRATION(1)           LEASES EXPIRING   EXPIRING(2)    EXPIRING LEASES      LEASES(3)        EXPIRING LEASES
----------------------------  -----------------  ------------  -----------------  ----------------  -------------------
1997........................            274         5,526,896           17.5%        $   20,868               17.0%
1998........................            253         5,903,934           18.7%            23,866               19.4%
1999........................            221         5,395,706           17.1%            21,295               17.3%
2000........................            136         4,492,598           14.2%            18,453               15.0%
2001........................            108         4,438,680           14.1%            15,959               13.0%
2002........................             28         1,021,689            3.3%             4,575                3.8%
2003........................             25         1,456,219            4.6%             5,678                4.6%
2004........................             10         1,081,594            3.4%             3,185                2.6%
2005........................             10           769,068            2.4%             3,216                2.6%
Thereafter..................             19         1,492,901            4.7%             5,791                4.7%
                                      -----      ------------          -----           --------              -----
  Total.....................          1,084        31,579,285          100.0%        $  122,886              100.0%
                                      -----      ------------          -----           --------              -----
                                      -----      ------------          -----           --------              -----

------------------------

(1) Lease expirations as of December 31, 1996, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 1,120,784 aggregate square feet.

(3) In thousands, reflects monthly base rent provided for under the terms of each expiring lease as in effect at December 31, 1996, multiplied by 12, and does not take into account contractual rent escalations.

PROPERTY MANAGEMENT

    At December 31, 1996, Company employees located in the relevant market managed 358 of the 379 properties owned by the Company. Twenty-one Properties were managed at the local level by third party managers, with oversight by senior regional directors of the Company. In each of these cases, control is retained over all leasing, capital investment decisions, rent collection, accounting and most operational decisions, allowing local third-party managers limited operational authority.

                                   MANAGEMENT

    The directors and senior officers of the Company, and their ages as of April 30, 1997, are as follows:

NAME                                                  AGE                               OFFICE
------------------------------------------------      ---      ---------------------------------------------------------
Jay H. Shidler..................................          50   Chairman of the Board of Directors
Michael T. Tomasz...............................          54   President, Chief Executive Officer and Director
Michael W. Brennan..............................          40   Chief Operating Officer and Director
Michael J. Havala...............................          37   Chief Financial Officer, Treasurer and Secretary
Johannson L. Yap................................          34   Chief Investment Officer
Gary H. Heigl...................................          41   Senior Vice President, Capital Markets
Anthony Muscatello..............................          48   President of FI Development Service Corporation
John L. Lesher..................................          63   Director
Kevin W. Lynch..................................          44   Director
John Rau........................................          48   Director
Robert J. Slater................................          59   Director
J. Steven Wilson................................          53   Director
Michael G. Damone...............................          62   Director of Strategic Planning and Director
Jan A. Burman...................................          45   Senior Regional Director
David P. Draft..................................          45   Senior Regional Director
Timothy E. Gallagher............................          46   Senior Regional Director
Duane H. Lund...................................          33   Senior Regional Director
Peter F. Murphy.................................          31   Senior Regional Director
Christopher M. Schneider........................          35   Vice President, Finance and Accounting
Cindy Thorson...................................          35   Vice President, Investor Relations
Randall L. Axelson..............................          38   Vice President, Operations and Research
Scott A. Musil..................................          29   Controller
Eileen Millar...................................          57   Vice President--Administration

    The Company's Board of Directors consists of nine directors, a majority of whom are and will be independent. Messrs. Lesher, Lynch, Rau, Slater and Wilson are independent directors.

    JAY H. SHIDLER. Mr. Shidler has been Chairman of the Board of Directors since the formation of the Company in August 1993. He is the Founder and managing partner of The Shidler Group. A nationally acknowledged expert in the field of real estate investment and finance, Mr. Shidler has over 25 years of experience in real estate investment and has acquired and managed properties involving over $3 billion in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 700 properties in 40 states and Canada. He serves on the boards of directors of several private companies and is active as a trustee of several charitable organizations, including The Shidler Family Foundation. Mr. Shidler is also a founder and member of the Board of Directors of TriNet Corporate Realty Trust, Inc., where he served as a Co-Chairman of the Board of Directors from March 1993 through May 1996. Mr. Shidler is a member of the Urban Land Institute and the National Association of Real Estate Investment Trusts ("NAREIT").

    MICHAEL T. TOMASZ. Mr. Tomasz has been President, Chief Executive Officer and a director of the Company since April 1994. He joined The Shidler Group in 1986, where he was managing partner of the Chicago office and was involved in the acquisition, financing, leasing, managing and disposition of over $270 million of commercial property. Prior to joining The Shidler Group, Mr. Tomasz was a commercial real estate broker with CB Commercial (formerly Coldwell Banker) from 1974 to 1985 in which capacity he was involved in the sale and leasing of over $200 million of industrial property. In 1979, Mr. Tomasz was named the "Commercial Salesperson of the Year" by the Chicago Real Estate Board and, in 1996, he was named

"Industrial Property Executive of the Year" by Commercial Property News. His professional affiliations include the Society of Industrial and Office Realtors, the Urban Land Institute, the Association of Industrial Real Estate Brokers and NAREIT.

    MICHAEL W. BRENNAN. Mr. Brennan has been a director of the Company since March 1996. He has been Chief Operating Officer of the Company since December 1995, prior to which time he was Senior Vice President, Asset Management of the Company since April 1994. He was a Partner of The Shidler Group between 1988 and 1994 and the president of Brennan/Tomasz/Shidler Investment Corporation and was in charge of asset management, leasing, project finance, accounting and treasury functions for The Shidler Group's Chicago operations. Between 1986 and 1988, Mr. Brennan served as The Shidler Group's principal acquisition executive, with responsibility for the acquisition of over $70 million of commercial properties. Prior to joining The Shidler Group, Mr. Brennan was an investment specialist with CB Commercial (formerly Coldwell Banker). His professional affiliations include the Society of Industrial and Office Realtors, the Urban Land Institute, the National Association of Office and Industrial Parks, NAREIT and the Chicago Union League Club Real Estate Group.

    MICHAEL J. HAVALA. Mr. Havala has been Chief Financial Officer, Treasurer and Secretary of the Company since April 1994. He joined The Shidler Group in 1989, and was Chief Financial Officer for The Shidler Group's midwest region with responsibility for accounting, finance and treasury functions. With The Shidler Group, Mr. Havala structured joint ventures, obtained and refinanced project financing, developed and implemented management information systems and coordinated all financial aspects of a three million square foot portfolio located in various states throughout the Midwest. Prior to joining The Shidler Group, Mr. Havala was a Senior Tax Consultant with Arthur Andersen & Company, where he worked in both the tax and audit areas, specializing in real estate, banking and corporate finance. Mr. Havala is a certified public accountant. His professional affiliations include NAREIT and the Illinois CPA Society.

    JOHANNSON L. YAP. Mr. Yap has been Chief Investment Officer of the Company since February 1997. From April 1994 to February 1997, he was Senior Vice President, Acquisitions of the Company. He joined The Shidler Group in 1988 and became a Vice President in 1991, with responsibility for acquisitions, property management, leasing, financing, sales and construction management functions. Between 1988 and 1994, Mr. Yap has assisted in the acquisition, underwriting and due diligence of over $300 million of commercial properties. His professional affiliations include the Urban Land Institute, the Chicago Real Estate Council, NAREIT and the National Association of Industrial and Office Parks.

    GARY HEIGL. Mr. Heigl has been Senior Vice President, Capital Markets of the Company since December 1995. Over the last 18 years, Mr. Heigl specialized in commercial real estate finance, arranging project debt totaling in excess of $6 billion. During 1994 and 1995, Mr. Heigl was Senior Vice President--Director New Business Development for ITT Real Estate Services, Inc. From 1991 through 1993, he operated his own real estate consulting firm. From 1984 through 1990, Mr. Heigl served in various project finance capacities at VMS Realty Partners culminating as Senior Vice President--Finance and Dispositions. Prior to 1984, he served in lending officer positions for the commercial real estate groups of ITT Financial and Aid Association for Lutherans. Mr. Heigl's professional affiliations include the Urban Land Institute and NAREIT.

    ANTHONY MUSCATELLO. Mr. Muscatello has been President of FI Development Services Corporation since September 1996, prior to which he served as a senior regional director for Pennsylvania and Atlanta since June 1994. Over the last 25 years, he has been responsible for the leasing, management and/or development of over two million square feet of office, industrial and residential real estate. From 1987 to 1994, he served as Managing General Partner of the central Pennsylvania operations of Rouse & Associates, where he was responsible for day-to-day operations, including profit and loss, marketing, leasing, acquisition, financing, construction and asset management functions. From 1982 to 1987, he served in various capacities with Rouse & Associates. From 1969 to 1982, Mr. Muscatello worked for several real estate development firms, where his responsibilities included land acquisition, market analysis and marketing, sales, financing and construction of single family and multi-family homes. He is an active member in the National Association of Industrial and Office Parks and the Industrial Real Estate Brokers of Metropolitan New York.

    JOHN L. LESHER. Mr. Lesher has been a director of the Company since June 1994. Since April 1994, Mr. Lesher has been the President of Resource Evaluation, Inc., a consulting firm specializing in working capital management. He is a director of REL Consultancy Group, the parent of Resource Evaluation, Inc., and a director of The Sound Shore Fund. From 1990 to 1993, he was a Managing Director of Korn/Ferry International, an executive recruiting organization. From 1985 to 1989, he was Vice President of the New York financial services practices of Cresap, McCormick & Paget, a management consulting organization; President of Home Group Financial Services, a subsidiary of Home Insurance Company; and President of Mars & Company, an international strategic planning and consulting firm. Prior to 1985, he served for 24 years in various capacities at Booz, Allen & Hamilton, including from 1976 to 1985 as its President.

    KEVIN W. LYNCH. Mr. Lynch has been a director of the Company since June 1994. Mr. Lynch is the Co-Founder and Principal of The Townsend Group ("Townsend"), an institutional real estate consulting firm founded in 1983 which provides real estate consulting for pension funds and institutional investors. In his capacity as Principal, Mr. Lynch is responsible for the development of client portfolio strategic planning, investment planning, oversight of advisor/manager real estate compliance and monitoring portfolios on behalf of Townsend's clients. Prior to founding Townsend, Mr. Lynch was associated with Stonehenge Capital Corporation where he was involved in the acquisition of institutional real estate properties and the structuring of institutional real estate transactions. He is a member of the National Real Estate Advisory Board for the Real Estate Center at New York University. Mr. Lynch's professional affiliations include the National Council of Real Estate Investment Fiduciaries, the Pension Real Estate Association, the American Society for Real Estate Research, the Urban Land Institute and NAREIT.

    JOHN RAU. Mr. Rau has been a director of the Company since June 1994. Mr. Rau is President and Chief Executive Officer of Chicago Title and Trust Co. and Chicago Title Insurance Co., and President and Chief Executive Officer of Ticor Title Insurance Co. and Security Union Title Insurance Co., subsidiaries of Chicago Title and Trust Co. Mr. Rau is a member of the combined Board of Directors of Chicago Title and Trust Co. and Chicago Title Insurance Co., as well as Chairman of the Board of Directors of Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau is also a director of LaSalle National Bank and a member of the Board of Overseers of the CARE Foundation. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor James Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University's J.L. Kellogg Graduate School of Management. During that time he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago. Mr. Rau also served as Chairman of the Board of Trustees of the CARE Foundation.

    ROBERT J. SLATER. Mr. Slater has been a director of the Company since June 1994. Since 1985, Mr. Slater has been President of Jackson Consulting, Inc., a private consulting company specializing in advising basic industries. Mr. Slater is presently a director of National Steel Corporation, a major steel manufacturing company, and a director of Southdown, Inc., a major cement and cement product manufacturing company. Prior to 1985, Mr. Slater had been associated with Crane Co. for 17 years. Crane Co. is a diversified company involved in the distribution and manufacturing of building products, steel, cement and aerospace products. He served as President and Chief Operating Officer and a director of Crane from 1980 to 1985. He became Vice Chairman of that company in 1985. Prior to that, he was President of Crane Co.'s largest subsidiary,

CF&I Steel Corporation, from 1976 to 1980. While President of Crane Co., Mr. Slater also served as Chairman and director of Medusa Corporation, Chairman of the Executive Committee and a director of Huttig Sash and Door Co., director, Chairman and Chief Executive Officer of CF&I Steel Corporation and director of Crane Co.'s European, Australian, Canadian and Mexican operations.

    J. STEVEN WILSON. Mr. Wilson has been a director of the Company since June 1994. Since 1991, Mr. Wilson has been Chairman of the Board of Directors, President and Chief Executive Officer and a director of Wickes Lumber Company, which is one of the largest lumber yard chains in the United States. For more than five years, Mr. Wilson has been President, Chief Executive Officer and a director of Riverside Group, Inc., an insurance holding company with operations in real estate and mortgage banking. He is also a director of Atlantic Group, Inc., a supplier of building materials, a director of Circle Investors, Inc. and President and Chief Executive Officer of Wilson Financial Corp., a real estate and investment firm.

    MICHAEL G. DAMONE. Mr. Damone is Director of Strategic Planning for the Company and has been a director of the Company since June 1994. Between 1973 and 1994, Mr. Damone was Chief Executive Officer of Damone/Andrew, a full service real estate organization, which developed more than three million square feet of industrial, warehouse, distribution and research and development buildings. Prior to co-founding Damone/Andrew in 1973, Mr. Damone was for over six years the executive vice president of a privately-held, Michigan based real estate development and construction company, where he was responsible for the development of industrial business parks. His professional affiliations include the Society of Industrial and Office Realtors, the National Association of Realtors, the Michigan Association of Realtors and the South Oakland County Board of Realtors.

    JAN A. BURMAN. Mr. Burman has been a senior regional director of the Company for Long Island and northern New Jersey since January 1997. He oversees acquisitions, developments, build-to-suits, asset management and lease negotiations for a nearly three million square foot regional portfolio. Mr. Burman has 19 years of experience in real estate executive management. Prior to joining the Company, he was a partner and president of Lazarus Burman Associates, a full service real estate company with in-house leasing, management, construction and design capabilities that the Company acquired in January 1997. Under Mr. Burman's leadership, Lazarus Burman Associates tripled in size and dramatically expanded the scope of its activities and operations. Before joining Lazarus Burman Associates, Mr. Burman began his career as a certified public accountant working in the tax and audit departments of Touche Ross & Co. He is president of the Association for a Better Long Island and a member of Syracuse University's School of Management Corporate Advisory Council.

    DAVID P. DRAFT. Mr. Draft has been a senior regional director of the Company for the Detroit and Grand Rapids regions since March 1996. Over the last 24 years, Mr. Draft has been responsible for leasing, management and/or development of over four million square feet of industrial real estate. Between 1994 and March 1996, Mr. Draft was Co-Founder and Principal of Draft & Gantos Properties, L.L.C., where he was responsible for real estate management, construction and development. From 1990 to 1994, Mr. Draft was Director of Development and Operations for Robert Grooters Development Company where he was responsible for the development and management of industrial properties. Mr. Draft is a licensed real estate broker and member of the National Association of Realtors and the Michigan Association of Realtors.

    TIMOTHY E. GALLAGHER. Mr. Gallagher has been senior regional director of the Company for Chicago, Milwaukee, Des Moines and St. Louis since April 1997. He oversees acquisitions, asset management, leasing, development, and build-to-suit transactions. From 1994 to April 1997, Mr. Gallagher was the Executive Vice President and a Principal at Hiffman Shaffer Associates Inc. ("HSA") in Chicago, where he was responsible for managing the entire Industrial Real Estate Division of the Company. Prior to HSA, Mr. Gallagher started his real estate career at Darwin Realty & Development Corp. ("Darwin") and was President of that company from 1985 through 1994. Mr. Gallagher was responsible for running Darwin on a day-to-day basis and also was the top real estate broker producer at Darwin during ten of his thirteen years with the company.

    DUANE H. LUND. Mr. Lund has been a senior regional director of the Company for the Minneapolis and St. Paul region since April 1994. In 1989, he joined The Shidler Group's Minneapolis office where he was involved in coordinating the underwriting and due diligence for over $200 million of commercial property. In 1991 and 1992, Mr. Lund served as Senior Vice President of Asset Management, where he oversaw the management and leasing of a real estate portfolio of three million square feet located in four states. Prior to joining The Shidler Group's Minneapolis office, Mr. Lund was a tax consultant with Peat Marwick Main & Company from 1986 to 1988. He is a certified public accountant. His professional affiliations include NAREIT, the National Association of Industrial and Office Parks, the Minneapolis Area Association of Realtors and the Urban Land Institute. He is also a director of the Wisconsin Real Estate Alumni Association, Inc. and the KPMG Peat Marwick Alumni Association.

    PETER F. MURPHY. Mr. Murphy has been a senior regional director of the Company for Nashville, Indiana and Ohio since March 1996. Between 1991 and March 1996, Mr. Murphy was a Vice President of First Highland Management and Development Corporation where he was responsible for the acquisition, development, management and leasing activities for a 2 million square foot portfolio of properties in Indiana and Ohio, Mr. Murphy is a member of the Indianapolis Economic Development Commission.

    CHRISTOPHER M. SCHNEIDER. Mr. Schneider has been Vice President, Finance and Accounting of the Company since March 1996, prior to which time he had been Financial Manager of the Company since December 1994. From 1991 through 1994, he was Controller for The Shidler Group's midwest region with responsibility for its accounting, tax and treasury functions. From 1989 to 1991, Mr. Schneider was a tax consultant with Arthur Andersen & Co., where he specialized in real estate and partnership tax. From 1983 to 1989, he was Asset Manager for two residential and commercial property management firms. Mr. Schneider is a certified public accountant and a member of NAREIT, the Illinois CPA Society and the Minnesota Society of Certified Public Accountants.

    CINDY THORSON. Ms. Thorson has been Vice President, Investor Relations of the Company since July 1995. From 1992 to 1995, she was the Investor Relations Manager for Chicago and North Western Transportation Company. Ms. Thorson managed marketing and consulting projects for Sears and the Nutrasweet Company from 1990 to 1992. From 1985 to 1989, she held various positions with the Institute of Real Estate Management and the National Association of Realtors. Ms. Thorson is a member of NAREIT and the National Investor Relations Institute.

    RANDALL L. AXELSON. Mr. Axelson has been Vice President, Operations and Research of the Company since March 1996 and was Assistant Vice President, Asset Management of the Company from August 1995 until March 1996. Between 1984 and July 1995, he held various positions with Travelers Realty Investment Company, most recently as Assistant Vice President--Investment Administration where he directed and oversaw an 80-property, $900 million commercial portfolio and was responsible for all financial matters related to sales of two national portfolios with an aggregate value of nearly $1 billion. From 1981 to 1984, Mr. Axelson was an accountant at Homart Development Company. He is a certified public accountant and a member of NAREIT, the Urban Land Institute and the Illinois CPA Society.

    SCOTT A. MUSIL. Mr. Musil has been Controller of the Company since December 1995. From 1988 to August 1995, Mr. Musil served in various capacities with Arthur Andersen & Co., culminating as an audit manager specializing in the real estate and finance industries. He is a certified public accountant and a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and NAREIT.

    EILEEN MILLAR. Ms. Millar has been Vice President of Administration of the Company since December 1996 and is responsible for directing the Company's training and integration initiatives. From 1977 to 1988, Ms. Millar was with The Shidler Group in Honolulu where she held a number of positions with increasing responsibilities, which included partner of support systems, asset management, property acquisitions and corporate marketing. From 1988 to 1996, she owned her own real estate company and invested in real estate for her own account.

         DESCRIPTION OF SERIES B PREFERRED SHARES AND DEPOSITARY SHARES

GENERAL

    Under the Company's Articles of Incorporation, as amended, up to 10,000,000 shares of preferred stock, par value $.01 per share, may be issued from time to time in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law and the Company's Articles of Incorporation to fix for each series such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as are permitted by Maryland law. As of the date hereof, 1,650,000 shares of Series A Preferred Stock are outstanding.

    Prior to issuance, the Board of Directors will have adopted resolutions creating the Series B Preferred Shares. When issued, the Series B Preferred Shares will have a liquidation preference of $2,500 per share, will be fully paid and nonassessable, will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Series B Preferred Shares, and will have no preemptive rights. The Series A Preferred Shares and Series B Preferred Shares will rank on a parity as to payment by First Industrial Realty Trust, Inc., as issuer, of dividends and amounts upon liquidation. See "Description of Preferred Stock" in the accompanying Prospectus. The Series A Preferred Shares have the benefit of a guarantee (the "Guarantee") by Securities L.P. of the payment of dividends, liquidation preferences and amounts payable upon redemption. The Series B Preferred Shares will not have the benefit of any such guarantee.

    First Chicago Trust Company of New York will act as the transfer agent and dividend disbursing agent for the Series B Preferred Shares.

    Each Depositary Share represents 1/100 of a Series B Preferred Share. The Series B Preferred Shares will be deposited with First Chicago Trust Company of New York, as Depositary (the "Depositary"), under a Deposit Agreement among the Company, the Depositary and the holders from time to time of the depositary receipts (the "Depositary Receipts") issued by the Depositary thereunder. The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each holder of a Depositary Receipt evidencing a Depositary Share will be entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series B Preferred Shares represented thereby (including dividend, voting, redemption and liquidation rights and preferences). See "Description of Depositary Shares" in the accompanying Prospectus.

    Immediately following the issuance of the Series B Preferred Shares by the Company, the Company will deposit the Series B Preferred Shares with the Depositary, which will then issue and deliver the Depositary Receipts to the Company. The Company will, in turn, deliver the Depositary Receipts to the Underwriters. Depositary Receipts will be issued evidencing only whole Depositary Shares.

    The following is a brief description of the terms of the Series B Preferred Shares, which does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles Supplementary with respect to the Series B Preferred Shares, the form of which is available from the Company.

    See "Restrictions on Transfers of Capital Stock" in the accompanying Prospectus for a discussion of certain powers given to the Board of Directors to prohibit the transfer, or effect redemptions, of any capital stock of the Company, which are designed to implement ownership limitations which apply to beneficial ownership of such capital stock, including through ownership of Depositary Shares, in order to aid the Company to maintain qualification as a REIT.

DIVIDENDS

    Holders of Series B Preferred Shares, in preference to the holders of the Common Stock, and of any other capital stock of the Company ranking junior to the Series B Preferred Shares as to payment of dividends, will be entitled to receive, when and as declared by the Board of Directors, out of assets of the

Company legally available for payment, cash dividends payable quarterly at the
rate of    % of the liquidation preference per year ($    per year, equivalent
to $     per year per Depositary Share). Dividends on the Series B Preferred
Shares will be cumulative from the date of original issuance and will be payable
quarterly on          ,          ,          and          of each year,
commencing on          , 1997, to holders of record as they appear on the stock
register of the Company on such record dates, not less than 15 nor more than 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. After full dividends on the Series B Preferred Shares have been paid or declared and funds set aside for payment for all past dividend periods and for the then current quarter, the holders of Series B Preferred Shares will not be entitled to any further dividends with respect to that quarter.

    When dividends are not paid in full upon the Series B Preferred Shares and any other shares of preferred stock of the Company ranking on a parity as to dividends with the Series B Preferred Shares (and, in the case of the Series A Preferred Shares, payments in lieu thereof are not made under the Guarantee), all dividends declared upon the Series B Preferred Shares and any other preferred stock of the Company ranking on a parity as to dividends with the Series B Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on such Series B Preferred Shares and such other stock shall in all cases bear to each other the same ratio that the accrued dividends per share on the Series B Preferred Shares and such other preferred stock (less, in the case of the Series A Preferred Shares, payments under the Guarantee in lieu of such dividends) bear to each other. Except as set forth in the preceding sentence, unless full dividends on the Series B Preferred Shares have been paid for all past dividend periods, no dividends (other than in Common Stock or other shares of capital stock of the Company ranking junior to the Series B Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor (except pursuant to the Guarantee with respect to the Series A Preferred Shares) shall any other distribution be made on the Common Stock or on any other shares of capital stock of the Company ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon liquidation. Unless full dividends on the Series B Preferred Shares have been paid for all past dividend periods, no Common Stock or any other shares of capital stock of the Company ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such stock) by the Company or any subsidiary of the Company except by conversion into or exchange for shares of capital stock of the Company ranking junior to the Series B Preferred Shares as to dividends and upon liquidation and except pursuant to the Guarantee with respect to the Series A Preferred Shares.

    The Acquisition Facility restricts the Company from paying distributions on account of any fiscal year, on an aggregate basis, in excess of 95% of the Company's "funds from operations" for such fiscal year, except in the case where such distributions are necessary to maintain the Company's tax status as a REIT. "Funds from operations" is defined under the Acquisition Facility as net income, as adjusted by (i) excluding gains and losses from property sales, debt restructurings and property write-downs and adjusted for the non-cash effect of straight-lining of rents, (ii) straight-lining various ordinary operating expenses which are payable less frequently than monthly (E.G., real estate taxes) and (iii) adding back depreciation, amortization and all non-cash items. Management believes that this restriction will not impede the Company's ability to pay the dividends on the Series A Preferred Shares and Series B Preferred Shares in full.

CONVERSION RIGHTS

    The Series B Preferred Shares will not be convertible into shares of any other class or series of capital stock of the Company.

LIQUIDATION RIGHTS

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Shares will be entitled to receive out of the Company's assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or of any other shares of capital stock of the Company ranking as to such distribution junior to the Series B Preferred Shares, liquidating distributions in the amount of $2,500 per share (equivalent to $25.00 per Depositary Share) (the "Liquidation Distribution"), plus all accrued and unpaid dividends (whether or not declared) for the then current, and all prior, dividend periods. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Preferred Shares and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series B Preferred Shares are not paid in full, the holders of Series B Preferred Shares and of such other capital stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled, and the holders of the Series B Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company. Holders of Series A Preferred Shares may receive payments under the Guarantee in the event that the Company's assets available for distribution are not sufficient to make the Liquidation Distribution. Holders of Series B Preferred Shares will not be entitled to any such payments.

    For purposes of liquidation rights, a consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company is not a liquidation, dissolution or winding up of the Company.

REDEMPTION

    Except in certain circumstances relating to the Company's maintenance of its ability to qualify as a REIT as described under "Restrictions on Transfers of Capital Stock" in the accompanying Prospectus, the Series B Preferred Shares
will not be redeemable prior to           , 2002. On and after           , 2002,
at any time or from time to time, the Series B Preferred Shares will be redeemable in whole or in part at the option of the Company at a cash redemption price of $2,500 per share (equivalent to $25.00 per Depositary Share), plus all accrued and unpaid (whether or not declared) dividends to the date of redemption. If fewer than all the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares shall be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Company.

    Notwithstanding the foregoing, if any dividends on the Series B Preferred Shares for any dividend period have not been paid, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed, and the Company shall not purchase or otherwise acquire, directly or indirectly, any Series B Preferred Shares; PROVIDED, HOWEVER, that this shall not prevent the purchase or acquisition of the Series B Preferred Shares pursuant to a purchase or exchange offer if such offer is made on the same terms to all holders of the Series B Preferred Shares.

    Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 or more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of Series A Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. Each notice shall state: (i) the redemption date; (ii) the number of Series B Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder. In order to facilitate the redemption of Series B Preferred Shares, the Board of Directors may fix a record date for the determination of Series B Preferred Shares to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

    Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless the Company defaults in providing funds for the payment of the redemption price on such date, all dividends on the Series B Preferred Shares called for redemption will cease to accrue. From and after the redemption date, unless the Company so defaults, all rights of the holders of the Series B Preferred Shares as stockholders of the Company, except the right to receive the redemption price (but without interest), will cease. Upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Company. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

    Subject to applicable law and the limitation on purchases when dividends on the Series B Preferred Shares are in arrears, the Company may, at any time and from time to time, purchase any Series B Preferred Shares in the open market, by tender or by private agreement.

VOTING RIGHTS

    Except as indicated below, and except as expressly required by applicable law, the holders of Series B Preferred Shares will not be entitled to vote.

    If the equivalent of six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Shares or any other series of preferred stock of the Company ranking on a parity with the Series B Preferred Shares as to dividends or upon liquidation (any such series, "Parity Preferred Shares") are in arrears (and, if such an arrearage exists with respect to the Series A Preferred Shares, payment has not been made in the amount of such arrearages pursuant to the Guarantee), the holders of all outstanding Series B Preferred Shares and shares of any series of Parity Preferred Shares, voting as a single class without regard to series, will be entitled to elect two additional directors until all dividends in arrears have been paid (either directly or, in the case of the Series A Preferred Shares, pursuant to the Guarantee) or declared and funds therefor set apart for payment.

    At any time when such right to elect directors separately shall have so vested, the Company may, and upon the written request of the holders of record of not less than 20% of the total number of Series B Preferred Shares and shares of any series of Parity Preferred Shares of the Company then outstanding shall, call a special meeting of stockholders for the election of such directors. Such special meeting shall be held, in the case of such a written request, within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders and the holders of all classes of outstanding preferred stock are offered the opportunity to elect such directors (or fill any vacancy) at such annual meeting of stockholders. Directors so elected shall serve until the next annual meeting of stockholders of the Company or until their respective successors are elected and qualify, or, if sooner, until all dividends in arrears have been paid (either directly or pursuant to the Guarantee) or declared and funds therefor set apart for payment. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur, during the continuance of a default in dividends on preferred stock of the Company, by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former director by the appointment of a new director by the remaining director or directors so elected.

    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series B Preferred Shares and of any series of Parity Preferred Shares, voting as a single class, will be required to authorize another class of capital stock senior to the Series B Preferred Shares with respect to the payment of dividends or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series B Preferred Shares will be required to amend or repeal any provision of, or add any provision to, the Articles of Incorporation, including the Articles Supplementary, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series B Preferred Shares.

    No consent or approval of the holders of Series B Preferred Shares will be required for the issuance from the Company's authorized but unissued preferred stock of other shares of any series of preferred stock ranking on a parity with or junior to the Series B Preferred Shares as to payment of dividends and distribution of assets.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    This section is a summary of the material federal income tax consequences to an investor in Depositary Shares. This discussion is based upon current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign persons. In addition, this section does not discuss foreign, state or local taxation.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH ITS, HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT, HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF DEPOSITARY SHARES REPRESENTING PREFERRED STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    Owners of the Depositary Shares will be treated for federal income tax purposes as if they were direct owners of the Series B Preferred Shares represented by such Depositary Shares and, accordingly, the following discussion of tax consequences pertaining to the Series B Preferred Shares pertains equally to the Depositary Shares.

    This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under "Federal Income Tax Considerations--Taxation of the Company."

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    GENERAL. So long as the Company qualifies for taxation as a REIT, distributions with respect to the Series B Preferred Shares made out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be includible by the stockholders as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate stockholders. For purposes of determining whether distributions on the Company's outstanding preferred stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to distributions on such preferred stock and then to distributions on the Company's Common Stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held such stockholders' Series B Preferred Shares. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Series B Preferred Shares. Stockholders will be required to reduce the tax basis of their Series B Preferred Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as long-term capital gain (or short-term capital gain if the Series B Preferred Shares have been held for one year or less), assuming the Series B Preferred Shares are held as a capital asset.

    Stockholders may not include in their individual federal income tax returns any net operating losses or capital losses of the Company. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company no later than January 31 of the following year.

    SALE OR EXCHANGE OF SERIES B PREFERRED SHARES. Upon the sale or exchange of Series B Preferred Shares to or with a person other than the Company, a stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits) and (ii) the stockholder's adjusted tax basis in such shares. Such gain or loss will be capital gain or loss if the Series B Preferred Shares have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. Any loss upon a sale or exchange of Series B Preferred Shares by a stockholder who held such Series B Preferred Shares for six months or less (after applying certain holding period rules) generally will be treated as a long-term capital loss to the extent such stockholder previously received capital gain distributions with respect to such Series B Preferred Shares.

    REDEMPTION OF SERIES B PREFERRED SHARES. A redemption of Series B Preferred Shares will be treated under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in
Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete termination" of the stockholder's share interest in the Company or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, Series B Preferred Shares considered to be owned by a stockholder by reason of certain constructive ownership rules set forth in the Code, as well as Series B Preferred Shares actually owned by such stockholder, must generally be taken into account. If a particular holder of Series B Preferred Shares owns (actually or constructively) no shares of Common Stock of the Company, or an insubstantial percentage of the outstanding shares of Common Stock of the Company, a redemption of Series B Preferred Shares of such stockholder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular stockholder of Series B Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective stockholders of Series B Preferred Shares are advised to consult their own tax advisors to determine such tax treatment.

    If a redemption of Series B Preferred Shares is not treated as a distribution taxable as a dividend to a particular stockholder, it will be treated as to that stockholder as a taxable sale or exchange. (See "Sale or Exchange of Series B Preferred Shares" above.)

    If a redemption of Series B Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by such stockholders. The stockholder's adjusted basis in the redeemed Series B Preferred Shares for tax purposes will be transferred to such stockholder's remaining shares of the Company. If the stockholder owns no other shares of the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS. Distributions by the Company to a tax-exempt stockholder should not constitute unrelated business taxable income ("UBTI") provided that (i) the stockholder has not financed the acquisition of its Series B Preferred Shares with "acquisition indebtedness" within the meaning of the Code and (ii) the Series B Preferred Shares are not otherwise used in an unrelated trade or business of the tax-exempt stockholder.

    In addition, under certain circumstances, qualified trusts that hold more than 10% (by value) of the Company's shares may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if the Company is treated as a "pension-held REIT." The restrictions on ownership of shares in the Company's Articles of Incorporation should prevent the Company from being treated as a pension-held REIT.

FOREIGN STOCKHOLDERS

    The rules governing United States income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are quite complex. Certain distributions paid by the Company to Non-U.S. Stockholders will be subject to U.S. tax withholding. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, and to determine their reporting requirements, if any.

BACKUP WITHHOLDING

    The Company will report to its domestic stockholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the back up withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to the loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with its, his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against such stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company.

                                  UNDERWRITING

    Under the terms and subject to the conditions of the Underwriting Agreement dated the date hereof, each of the Underwriters named below (each, an Underwriter and together, the "Underwriters"), has severally agreed to purchase and the Company has agreed to sell to each Underwriter, the number of Depositary Shares set forth opposite the name of such Underwriter below:

                                                                                 NUMBER OF
UNDERWRITERS                                                                 DEPOSITARY SHARES
---------------------------------------------------------------------------  -----------------
Smith Barney Inc...........................................................
Donaldson, Lufkin & Jenrette Securities Corporation........................
                                                                             -----------------
Total......................................................................       4,000,000
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Depositary Shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Depositary Shares offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters initially propose to offer part of the Depositary Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at a price which
represents a concession not in excess of $     per share under the public
offering price. The Underwriters may allow, and such dealers may re-allow, a
concession of not in excess of $     per share to the other Underwriters or to
certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an aggregate of 600,000 additional Depositary Shares at the public offering price set forth on the cover page of this Prospectus Supplement, minus the underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional Depositary Shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Depositary Shares offered hereby. To the extent that such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Depositary Shares as the number of Depositary Shares set forth opposite such Underwriters name in the preceding table bears to the total number of Depositary Shares in such table.

    The Company and the Underwriters have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

    In connection with this offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Depositary Shares than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Depositary Shares at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Depositary Shares or effecting purchases of the Depositary Shares for the purpose of pegging, fixing or maintaining the price of the Depositary Shares or for the purpose of reducing a syndicate short position created in connection with the offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Underwriters purchase Depositary Shares in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Depositary Shares in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

    Application has been made to list the Depositary Shares on the NYSE. Prior to this offering, there has been no public market for the Depositary Shares. Trading of the Depositary Shares is expected to commence within a 30-day period after the initial delivery of the Depositary Shares. The Underwriters have advised the Company that they intend to make a market in the Depositary Shares prior to the commencement of trading on the NYSE, but they are under no obligation to do so and no assurance can be given that a market for the Depositary Shares will exist prior to commencement of trading.

    In the ordinary course of their respective businesses, certain of the Underwriters and/or affiliates of such Underwriters have engaged, and may in the future engage, in investment banking, investment advisory and/or commercial banking transactions with the Company and its affiliates for which customary compensation has been, and will be, received.

PROSPECTUS

                                  $589,525,000

                      FIRST INDUSTRIAL REALTY TRUST, INC.
              Common Stock, Preferred Stock and Depositary Shares

                             FIRST INDUSTRIAL, L.P.
                                Debt Securities

    First Industrial Realty Trust, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, par value $.01 per share ("Common Stock"), (ii) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (iii) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), with an aggregate public offering price of up to $239,525,000, in amounts, at prices and on terms to be determined at the time of offering. First Industrial, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities"), with an aggregate public offering price of up to $350,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Description of Preferred Stock--Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

    The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company or the Operating Partnership without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities. See "Plan of Distribution."

    It is currently anticipated that the first offering of Securities pursuant to this Prospectus and an applicable Prospectus Supplement will be an offering of approximately $225,000,000 of Debt Securities of the Operating Partnership; however, there can be no assurance that such offering will in fact take place.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The date of this Prospectus is April 30, 1997

                             AVAILABLE INFORMATION

    The Company is, and upon effectiveness of the Registration Statement (as hereinafter defined) the Operating Partnership will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership will file reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Securities of the Company are listed on the New York Stock Exchange (the "NYSE"), and all such material filed by the Company with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information concerning the Company, the Operating Partnership and the Securities, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company (File No. 1-13102) with the Commission are incorporated herein by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

        (b) the Company's Current Report on Form 8-K dated February 12, 1997 (the "Form 8-K"), as amended by Form 8-K/A No. 1 filed April 10, 1997 (the "Form 8-K/A No. 1"); and

        (c) the description of the Common Stock included in the Company's Registration Statement on Form 8-A dated June 23, 1994.

    All documents filed by the Company or the Operating Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference herein (not including the exhibits to the information that is incorporated by reference herein, unless such exhibits are specifically incorporated by reference into the information that is incorporated by reference herein). Requests for such copies should be directed to: First Industrial Realty Trust, Inc., Attn: Investor Relations, 150 N. Wacker Drive, Suite 150, Chicago, Illinois 60606, telephone (312) 704-9000.

    Certain information, including, but not limited to, information relating to the Operating Partnership's principal security holders, management, executive compensation, certain relationships and related transactions and legal proceedings that would be required to be disclosed in a prospectus included in a registration statement on Form S-11 has been omitted from this Prospectus, because such information is not materially different from the information contained in the Company's periodic reports, proxy statements and other information filed by the Company with the Commission.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO FIRST INDUSTRIAL REALTY TRUST, INC. AND ITS SUBSIDIARIES, INCLUDING FIRST INDUSTRIAL, L.P. (THE "OPERATING PARTNERSHIP"), AND ALL REFERENCES IN THIS PROSPECTUS TO THE "OTHER REAL ESTATE PARTNERSHIPS" REFER TO ALL PARTNERSHIP SUBSIDIARIES OF FIRST INDUSTRIAL REALTY TRUST, INC. OTHER THAN THE OPERATING PARTNERSHIP. UNLESS OTHERWISE INDICATED, ALL INFORMATION REGARDING PROPERTIES RELATES TO PROPERTIES OWNED AND IN SERVICE AS OF DECEMBER 31, 1996.

    The Company is a REIT which owns, manages, acquires and develops bulk warehouse and light industrial properties. Markets in which the Company operates include the following metropolitan areas: Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Atlanta, Georgia; Chicago, Illinois; Grand Rapids, Michigan; Indianapolis, Indiana; Central Pennyslvania; Nashville, Tennessee; St. Louis, Missouri; Columbus, Ohio; Cincinnati, Ohio; Des Moines, Iowa; Milwaukee, Wisconsin; Dayton, Ohio; and Cleveland, Ohio. As of December 31, 1996, the Company owned 379 in service properties containing an aggregate of approximately
32.7 million square feet of gross leasable area ("GLA") which was approximately 97% leased to over 990 tenants. The Company is a self-administered and fully integrated industrial real estate company.

    The Company is the sole general partner of, and, as of March 31, 1997, held approximately 88.3% of the outstanding units of partnership interest ("Units") in, the Operating Partnership. Approximately 11.7% of the outstanding Units are held by outside investors, including certain members of the Company's management. Each Unit, other than those held by the Company, may be exchanged by the holder thereof for one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Units owned by the Company, and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

    Substantially all of the Company's assets are held through the Operating Partnership and the Other Real Estate Partnerships. The Operating Partnership owns a 99% limited partnership interest, and wholly owned subsidiaries of First Industrial Realty Trust, Inc. own a 1% general partnership interest, in each of the Other Real Estate Partnerships, except that in the case of one Other Real Estate Partnership, First Industrial Securities L.P., the general partner also owns a preferred limited partnership interest the terms of which mirror the terms of the Company's outstanding 9 1/2% Series A Preferred Stock. See "Description of Preferred Stock--Outstanding Preferred Stock."

    The Company was incorporated in Maryland in August 1993. The Operating Partnership was formed in Delaware in November 1993. The Company's and the Operating Partnership's executive offices are located at 150 N. Wacker Drive, Suite 150, Chicago, Illinois 60606, and their telephone number is (312) 704-9000.

                                  RISK FACTORS

    In evaluating an investment in the Securities, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus and in any applicable Prospectus Supplement.

REAL ESTATE INVESTMENT CONSIDERATIONS

GENERAL

    Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply or a reduction in demand in the area, the attractiveness of the properties to tenants, tenant defaults, zoning or other regulatory restrictions, competition from other available real estate, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent properties on favorable terms. In addition, certain expenditures associated with real estate investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

RENEWAL OF LEASES AND RELETTING OF SPACE

    The Company will be subject to the risks that, upon expiration of leases, the leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than expiring lease terms. If the Company were unable promptly to renew a significant number of expiring leases or promptly to relet the space covered by such leases, or if the rental rates upon such renewal or reletting were significantly lower than the then current rates, the Company's funds from operations and ability to make expected distributions to stockholders might be adversely affected. Leases with respect to approximately 5.5 million, 5.9 million and 5.4 million square feet of GLA expire in 1997, 1998 and 1999, respectively.

POTENTIAL ENVIRONMENTAL LIABILITY

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address such conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not such facility is owned or operated by such persons. No assurance can be given that existing environmental assessments with respect to any of the Company's properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any one or more properties.

LIMITED GEOGRAPHIC CONCENTRATION

    Approximately 68% of the Properties owned by the Company as of March 31, 1997 are located in the midwest region of the United States. A fundamental element of the Company's growth strategy is to acquire additional properties in its current markets. Consequently, the Company may be dependent upon the demand for industrial space in those markets. The Company's revenues and the value of its properties may be affected by a number of factors in its current markets, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, properties). Therefore, the Company's performance and its ability to make distributions to stockholders will likely be dependent, to a significant extent, on the economic conditions in its current markets.

TAX RISKS

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements (some of which must be met on a recurring basis) established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates and, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years that follow. See "Federal Income Tax Considerations."

EFFECT OF DISTRIBUTION REQUIREMENTS

    The Company could, in certain instances, have taxable income without sufficient cash to enable the Company to meet the distribution requirements of the REIT provisions of the Code. Accordingly, the Company could be required to borrow funds or sell properties on adverse terms in order to meet such distribution requirements. In addition, because the Company must distribute to its stockholders at least 95% of its REIT taxable income each year, the Company's ability to accumulate capital may be limited. Thus, it may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, in connection with future acquisitions. See "Federal Income Tax Considerations."

RESTRICTIONS ON TRANSFER OF SHARES

    As noted below under "Description of Preferred Stock--Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock," in order to maintain its qualification as a REIT under the Code, no more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Accordingly, the Company's Articles of Incorporation contain, and the Designating Amendment for each series of Preferred Stock may contain, provisions restricting the ownership and transfer of the Company's capital stock.

RISKS ASSOCIATED WITH DEBT FINANCING AND LEVERAGE; COLLATERALIZATION AND CROSS-COLLATERALIZATION

GENERAL

    Where possible, the Company intends to continue to use leverage to increase the rate of return on its investments and to allow the Company to make more investments than it otherwise could. Such use of leverage presents an additional element of risk in the event that the cash flow from the Company's properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. To the extent the Operating Partnership determines to obtain additional debt financing in the future, it may do so through mortgages on some or all of its properties. These mortgages may be on recourse, non-recourse or crossed-collateralized bases. Holders of indebtedness which is so secured will have a claim against these properties which is senior to the claim of holders of Debt Securities. In addition, to the extent indebtedness is crossed-collateralized, lenders may seek to foreclose upon properties which are not the primary collateral for their loan, which may, in turn, result in acceleration of other indebtedness secured by properties. Foreclosure of properties would result in a loss of income and asset value to the Operating Partnership and the Company.

BALLOON PAYMENTS

    The Company is required to make lump-sum or "balloon" payments pursuant to the terms of certain of its indebtedness, including a $309.8 million unsecured loan (the "Defeasance Loan") incurred by the Operating Partnership in April 1997, the proceeds of which were used to defease a mortgage loan under which First Industrial Financing Partnership, L.P (the "Financing Partnership") borrowed $300 million

(the "Mortgage Loan"), and a $200 million unsecured revolving credit facility (the "Acquisition Facility") under which the Company, through the Operating Partnership, may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital. The Defeasance Loan and the Acquisition Facility provide for the repayment of principal in a lump-sum or "balloon" payment at maturity in 1999 (subject to a two-year extension at the Operating Partnership's option, subject to certain conditions) and 2000 (subject to successive one-year extensions at the Operating Partnership's option, subject to certain conditions), respectively. The Company's ability to make such payments may depend on its ability either to refinance the applicable indebtedness or to sell properties. The Company has no commitments to refinance the Defeasance Loan or the Acquisition Facility. Certain other existing debt obligations of the Company are secured by its properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

NO LIMITATION ON DEBT IN ORGANIZATIONAL DOCUMENTS

    The Operating Partnership has no separate policy regarding the amount of debt it may incur, but rather is encompassed by the Company's policy in this regard. The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt) which generally will not exceed 50% and a coverage ratio (computed as total revenues minus property expenses and general and administrative expenses divided by interest expense plus dividends on preferred stock) of at least 2.0:1. As of March 31, 1997, the Company's ratio of debt to total market capitalization was 32.8%, and for the year ended December 31, 1996, the Company's coverage ratio was 2.9:1. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.

RISING INTEREST RATES

    The Acquisition Facility bears interest at a floating rate. Increases in the interest rate payable on balances outstanding under the Acquisition Facility would have an adverse effect on the Company's cash available for distribution.

LIMITS ON CHANGES IN CONTROL

GENERAL

    Certain provisions of the Articles of Incorporation may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and thus inhibit a change in control of the Company and limit the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Certain Provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws." These provisions include the following:

RISKS ASSOCIATED WITH PREFERRED STOCK

    Under its Articles of Incorporation, the Company has authority to issue up to 10,000,000 shares of Preferred Stock (of which 1,650,000 shares were outstanding on March 31, 1997) on such terms as may be authorized by the Board of Directors of the Company. Although the Board of Directors has no such intention at the present time, it has the power to establish a series of Preferred Stock that could, depending on the terms of such series, have the effect referred to above.

MARYLAND BUSINESS COMBINATION LAW

    Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation, such as the Company, and any person who beneficially owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or, in certain circumstances, an associate or an affiliate thereof (as defined in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares, in cash or in the same form as previously paid by the Interested Stockholder for its shares. The provisions of the MGCL do not apply to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, the Company's Articles of Incorporation exempt from these provisions of the MGCL any business combination in which there is no Interested Stockholder other than Jay H. Shidler, the Chairman of the Board of Directors of the Company, or any entity controlled by Mr. Shidler, unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of shares of Common Stock of the Company and the right to acquire shares in an aggregate amount which does not exceed the number of shares which Mr. Shidler owned and had the right to acquire (including through the exchange of Units) at the time of the consummation of the Company's initial public offering.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers of the corporation and by directors who are also employees of the corporation. If voting rights with respect to control shares have not been approved at a meeting of stockholders, then, subject to certain conditions and limitations, the issuer may redeem any or all of such control shares for fair value. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

CLASSIFIED BOARD OF DIRECTORS

    The Company's directors are divided into three classes by its Articles of Incorporation, with terms expiring over a three year period. The classified board provision could make it more difficult and time consuming to remove the incumbent directors, thus discouraging a third party from attempting to take control of the Company.

RISKS ASSOCIATED WITH DILUTION

    To the extent the Company issues Common Stock, the ownership interest of existing stockholders would be diluted.

RISKS ASSOCIATED WITH POSSIBLE CONFLICTS OF INTEREST

COMPETITION FROM OTHER BUSINESS INTERESTS OF CERTAIN OFFICERS AND DIRECTORS

Entities affiliated with or controlled by certain officers and directors of the Company hold equity interests in industrial properties not owned by the Company. Some of these properties may compete with properties owned by the Company. There can be no assurance that decisions by officers and directors of the Company will fully represent the interests of stockholders of the Company rather than such individuals and their affiliates.

TAX CONSEQUENCES TO CERTAIN OFFICERS AND DIRECTORS

    Certain officers and directors of the Company own Units which may be exchanged for Common Stock. Prior to the exchange of Units for Common Stock, officers and directors of the Company who own Units may suffer different and more adverse tax consequences than holders of Common Stock upon the sale of certain of the Company's properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving the Company and, therefore, such individuals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities offered by this Prospectus and the applicable Prospectus Supplement for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding debt or the improvement of certain properties already in the Company's portfolio. Any proceeds from the sale of Common Stock, Preferred Stock or Depositary Shares by the Company will be invested in the Operating Partnership, which will use such proceeds for the above-described purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratios of earnings to fixed charges plus preferred dividend requirements for the years ended December 31, 1996, 1995 and 1994 were 1.88,
1.56 and 1.33, respectively. The Operating Partnership's ratios of earnings to fixed charges for the years ended December 31, 1996, 1995 and 1994 were 6.96,
2.56 and 1.65, respectively.

    For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before disposition of interest rate protection agreement, gain on sales of properties, minority interest and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of interest rate protection agreement and deferred financing costs.

    With respect to the Company and the Operating Partnership, earnings were inadequate to cover fixed charges by approximately $3.4 million and $4.3 million for the years ended December 31, 1993 and 1992, respectively, which periods were prior to the Company's initial public offering. No preferred stock of the Company was outstanding during such years.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an indenture (the "Indenture"), dated as of a date prior to the issuance of the Debt Securities to which it relates, between the Operating Partnership and a trustee (a "Trustee"), and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indenture are summaries of certain provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indenture and such Debt Securities. All material terms of the Debt Securities and the Indenture, other than those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture.

    The Debt Securities to be offered hereby and in any applicable Prospectus Supplement will be "investment grade" securities, meaning at the time of the offering of such Debt Securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) will have rated such Debt Securities in one of its generic rating categories which signifies investment grade (typically the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grades). An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

TERMS

    GENERAL. The Debt Securities will be direct unsecured obligations of the Operating Partnership. The indebtedness represented by the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. No partner (whether limited or general, including the Company) of the Operating Partnership has any obligation for the payment of principal of (or premium, if any) or interest, if any, on, or any other amount with respect to, the Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the Indenture or in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

    The Indenture provides that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

     (1) The title of such Debt Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) The place or places where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

     (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

     (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Operating Partnership or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

    (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

    (14) Any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

    (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

    (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

    (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

    (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

    (19) Whether such Debt Securities will be issued in certificated or book entry form;

    (20) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

    (21) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; and

    (22) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in any Prospectus Supplement, the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    Unless otherwise specified in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The

Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Operating Partnership nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on (i) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (ii) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; (c) exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption; or (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

    Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of Debt Securities will be named in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Operating Partnership's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

    The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will include the following covenants of the Operating
Partnership:

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indenture requires the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. The Indenture requires the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

    INSURANCE. The Indenture requires the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Indenture requires the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any subsidiary the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders); PROVIDED, that in the case of an Event of Default described under clause (f) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee, and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    The Indenture requires each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

    The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

    The Indenture provides that, subject to provisions in the Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the

Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture are permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under the Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of (or premium or Make-Whole Amount, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

    The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the Indenture.

    Modifications and amendments of the Indenture are permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Operating Partnership as obligor under the Indenture; (b) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture in any material respect; or
(j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

    The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the Indenture, and (d) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under the Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    The Indenture provides that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

PAYMENT AND PAYING AGENTS

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

                         DESCRIPTION OF PREFERRED STOCK

    The description of the Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and Amended and Restated Bylaws (the "Bylaws"). All material terms of the Preferred Shares, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Articles of Incorporation to fix for each series, subject to the provisions of the Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such shares as may be permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments to holders of Common Stock or other capital stock of the Company ranking junior to the Preferred Stock. The outstanding shares of Preferred Stock are, and additional shares of Preferred Stock will be, when issued, fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

OUTSTANDING PREFERRED STOCK

    At March 31, 1997, the Company had outstanding 1,650,000 shares of 9 1/2% Series A Preferred Stock, $.01 par value ("Series A Preferred Stock"), constituting all of the Company's then outstanding Preferred Stock. The terms of the Series A Preferred Stock provide for a preference as to the payment of dividends over shares of Common Stock and any other capital stock ranking junior to the Series A Preferred Stock, and for cumulative quarterly dividends at the rate of $2.375 per share per year. On and after November 17, 2000, the Series A Preferred Stock is subject to redemption, in whole or in part, at the option of the Company, at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends.

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive out of the Company's assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the Series A Preferred Stock, liquidating distributions in the amount of $25.00 per share, plus all accrued and unpaid dividends.

    The Series A Preferred Stock is also entitled to the benefits of a Guarantee and Payment Agreement between First Industrial Securities, L.P. ("Securities, L.P.") and its general partner, First Industrial Securities Corporation (each a subsidiary of the Company), for the benefit of American National Bank and Trust Company of Chicago as Guarantee Agent thereunder (the "Guarantee Agreement") pursuant to which Securities, L.P. has guaranteed, subject to the terms of the Guarantee Agreement, dividends on, and redemption and liquidation payments with respect to, the Series A Preferred Stock. No other Preferred Stock of the Company will be entitled to the benefits of the Guarantee Agreement.

    Except as expressly required by law and in certain other limited circumstances, the holders of the Series A Preferred Stock are not entitled to vote. The consent of holders of at least 66% of the outstanding Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith, voting as a single class, is required to authorize another class of shares senior to such Preferred Stock. The affirmative vote or consent of the holders of at least 66% of the outstanding shares of Series A Preferred Stock is required to amend or repeal any provision of, or add any provision to, the Articles of Incorporation, including the Articles Supplementary relating to the Series A Preferred Stock, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock.

FUTURE SERIES OF PREFERRED STOCK

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the

Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared PRO RATA so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred

Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and PROVIDED FURTHER that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities, including any Preferred Stock. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

    The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Articles of Incorporation and the form of Designating Amendment for the applicable series of Preferred Stock. All material terms of the Depository Shares, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into Excess Stock.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

    The Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days prior written notice to the applicable Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Depositary with respect to such Depositary Receipts. The Company will agree that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the

Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of the Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

    In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF COMMON STOCK

    The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws. All material terms of the Company's Common Stock are included in this Prospectus.

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At March 31, 1997, the Company had outstanding 30,081,117 shares of Common Stock.

TERMS

    Subject to the preferential rights of any other shares or series of stock (including Preferred Stock outstanding from time to time) and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

    Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

    Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital
Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is KeyCorp Shareholder Services, Inc. of Cleveland, Ohio.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
               THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

    The following summary of certain provisions of Maryland law and the Company's Articles of Incorporation and Bylaws does not purport to be complete and is qualified by reference to Maryland law and the Company's Articles of Incorporation and Bylaws.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an Interested Stockholder or in certain circumstances, an associate or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the vote entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the vote entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation exempt from these provisions of the MGCL any business combination in which there is no Interested Stockholder other than Mr. Shidler or any entity controlled by Mr. Shidler unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of shares of the Company's Common Stock and the right to acquire shares of the Company's Common Stock in an aggregate amount which does not exceed the number of shares of the Company's Common Stock which Mr. Shidler owned and had the right to acquire (including through the exchange of Units) at the time of the consummation of the Company's initial public offering.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated, with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition may compel the board of directors, upon satisfaction of certain conditions (including an undertaking to pay expenses), to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the Company's Articles of Incorporation.

    The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

AMENDMENT OF ARTICLES OF INCORPORATION

    The Company's Articles of Incorporation, including its provisions on classification of the Board of Directors (discussed below), may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

    The Company's Bylaws provide for annual meetings of stockholders to be held on the third Wednesday in April or on any other day as may be established from time to time by the Board of Directors. Special meetings of stockholders may be called by (i) the Company's Chairman of the Board or the Company's President,
(ii) a majority of the Board of Directors or (iii) stockholders holding at least 25% of the outstanding capital stock of the Company entitled to vote at the meeting.

    The Company's Bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders or the date of the meeting is publicly disclosed.

    The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Company's Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposal might be harmful or beneficial to the Company and its stockholders.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Company's Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law nor more than nine. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. Pursuant to the terms of the Articles of Incorporation, the directors are divided into three classes. One class holds office for a term expiring at the annual meeting of stockholders to be held in 1997, and the other two classes hold office for terms expiring at the annual meetings of stockholders to be held in 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

    The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See "Certain Federal Income Tax Considerations." To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of the Company's capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of Excess Stock may, at any time such Excess Stock is held by the Company in trust, designate as beneficiary of the transferee stockholder's interest in the trust representing the Excess Stock any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the ownership limit, and may transfer such interest to such beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into Excess Stock. Immediately upon the transfer to the permitted beneficiary, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. In addition, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, and, with respect to Excess Stock resulting from the attempted transfer of Preferred Stock, at any time when any outstanding shares of Preferred Stock of such series are being redeemed, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder and the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase or, in the case of a purchase of Excess Stock attributed to Preferred Stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    POLICIES WITH RESPECT TO CERTAIN ACTIVITIES OF THE OPERATING PARTNERSHIP

    The following is a discussion of certain investment, financing, conflicts of interest and other policies of the Operating Partnership. These policies have been determined by the Board of Directors of the Company, which is the General Partner of the Operating Partnership, and generally may be amended or revised from time to time by the Board of Directors without a vote of stockholders.

INVESTMENT POLICIES

    INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Operating Partnership's investment objectives are to increase cash flow and the value of its properties, to acquire established income-producing industrial properties with cash flow growth potential and, in limited circumstances, to develop build-to-suit properties or undertake redevelopment projects. Additionally, where prudent and possible, the Operating Partnership will seek to expand and upgrade both its existing properties and any newly acquired properties. The Operating Partnership's business will be focused solely on industrial properties. The Operating Partnership's policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, the Operating Partnership may sell certain properties.

    The Operating Partnership expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. The Operating Partnership currently expects that it will make further investments in the Company's current markets and will expand into other markets within the Company's operating region as investment opportunities the Operating Partnership considers attractive become available. The Operating Partnership believes that opportunities exist to acquire, on attractive terms, established properties which do not pose the risks of development.

    The Operating Partnership also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Company's equity interest in such property.

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Operating Partnership will emphasize equity real estate investments in industrial properties, it may, in its discretion, invest in mortgage loans and other interests related to industrial properties. The Operating Partnership does not presently intend to invest to a significant extent in mortgage loans, but may do so subject to the investment restrictions applicable to REITs. The mortgage loans in which the Operating Partnership may invest may be either first mortgage loans or junior mortgage loans, and may or may not be insured by a government agency.

    SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the ownership limitations and gross income tests necessary for REIT qualification, the Operating Partnership also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. The Operating Partnership may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Operating Partnership's investment policies. In any event, the Operating Partnership does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and the Operating Partnership would intend to divest securities before any such registration would be required.

FINANCING POLICIES

    The Operating Partnership has no separate policy regarding the amount of debt it may incur, but rather is encompassed by the Company's policy in this regard. The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt) which generally will not exceed 50% and a coverage ratio (computed as total revenues minus property expenses and general and administrative expenses divided by interest expense plus dividends on preferred stock) of at least 2.0:1. As of March 31, 1997, the Company's ratio of debt to total market capitalization was 32.8%, and for the year ended December 31, 1996, the Company's coverage ratio was 2.9:1. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.

    To the extent that the Board of Directors determines to obtain additional debt financing, the Company intends to do so generally through mortgages on its properties and lines of credit, but also may do so through the issuance of debt securities. These mortgages may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements or providing working capital to the Company or meeting the taxable income distribution requirements for REITs under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distribution requirements.

    In the future, the Company may seek to extend, expand, reduce or renew its acquisition facility, or obtain new credit facilities or lines of credit or issue debt securities, subject to its general policy on debt capitalization.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Operating Partnership may, but does not presently intend to, make investments other than as previously described. The Operating Partnership has authority to offer Units and other equity or debt securities in exchange for property and to repurchase or otherwise reacquire Units or any other securities and may engage in such activities in the future. The Operating Partnership also may make loans to joint ventures in which it participates. The Operating Partnership will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, the Operating Partnership intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of circumstances or changes in the Code (or the regulations promulgated thereunder), the Company's Board of Directors determines that it is no longer in the best interests of the Company to continue to have the Company qualify as a REIT. The Company's policies with respect to such activities may be reviewed and modified from time to time by the Company's directors without notice to or the vote of the stockholders.

                    PROPERTIES OF THE OPERATING PARTNERSHIP
                     AND THE OTHER REAL ESTATE PARTNERSHIPS

GENERAL

    The Operating Partnership and the Other Real Estate Partnerships collectively owned, as of December 31, 1996, 379 in service properties (137 of which were owned by the Operating Partnership and 242 of which were owned by the Other Real Estate Partnerships) containing an aggregate of approximately 32.7 million square feet of GLA in 14 states (12.7 million square feet of which comprised the properties owned by the Operating Partnership and 20.0 million square feet of which comprised the properties owned by the Other Real Estate Partnerships) with a diverse base of 993 tenants (427 of which were tenants of the Operating Partnership and 566 of which were tenants of the Other Real Estate Partnerships) engaged in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution and professional services. The properties are generally located in business parks which have convenient access to interstate highways and rail and air transportation. The median age of the properties is approximately 11 years. The Operating Partnership and the Other Real Estate Partnerships maintain insurance coverage on their respective properties which the Operating Partnership believes to be adequate.

    The Operating Partnership and the Other Real Estate Partnerships classify their properties into two industrial categories: bulk warehouse and light industrial. The bulk warehouse properties are generally used for bulk storage of materials and manufactured goods and its light industrial properties are generally used for the design, assembly, packaging and distribution of goods and, in some cases, the provision of services.

    The Operating Partnership and the Other Real Estate Partnerships compete with numerous commercial developers, real estate companies and other owners of real estate in seeking properties for acquisition and land for development. In addition, many of the properties owned by the Operating Partnership and the Other Real Estate Partnerships are located in areas that include other bulk warehouse and light industrial properties which compete for the same tenants as the Operating Partnership and the Other Real Estate Parterships.

    The following table summarizes certain information as of December 31, 1996 with respect to properties owned by the Operating Partnership. Information in the table excludes properties under development at December 31, 1996.

                            BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL                      GLA AS
                      --------------------------  --------------------------  -----------------------------------------    A % OF
                                    NUMBER OF                   NUMBER OF                   NUMBER OF        AVERAGE        TOTAL
 METROPOLITAN AREA       GLA       PROPERTIES        GLA       PROPERTIES        GLA       PROPERTIES       OCCUPANCY     PORTFOLIO
--------------------  ---------  ---------------  ---------  ---------------  ---------  ---------------  -------------  -----------
Atlanta.............  2,541,736             9       294,264             4     2,836,000            13             93%           22%
Chicago.............  1,311,811             6       542,470             5     1,854,281            11            100%           15%
Cincinnati..........    951,080             3       111,375             5     1,062,455             8             97%            8%
Cleveland...........         --            --       102,500             1       102,500             1            100%            1%
Columbus............  1,110,334             2        56,849             1     1,167,183             3             99%            9%
Dayton..............         --            --       264,000             5       264,000             5             98%            2%
Detroit.............    654,095            23       484,126            12     1,138,221            35             91%            9%
Indianapolis........    683,357             5     1,063,780            25     1,747,137            30             98%           14%
Milwaukee...........         --            --       173,390             3       173,390             3            100%            1%
Minneapolis/St.
 Paul...............    534,527             6     1,034,068            16     1,568,595            22             97%           13%
Nashville...........    538,811             3            --            --       538,811             3            100%            4%
St. Louis...........    198,413             3            --            --       198,413             3            100%            2%
                                           --                          --
                      ---------                   ---------                   ---------           ---                         -----
Total or Average....  8,524,164            60     4,126,822            77     12,650,986          137             96%          100%
                                           --                          --
                                           --                          --
                      ---------                   ---------                   ---------           ---                         -----
                      ---------                   ---------                   ---------           ---                         -----

    The following table summarizes certain information as of December 31, 1996 with respect to properties owned by the Other Real Estate Partnerships. Information in the table excludes properties under development at December 31, 1996.

                           BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL                      GLA AS
                     --------------------------  --------------------------  -----------------------------------------    A % OF
                                   NUMBER OF                   NUMBER OF                   NUMBER OF        AVERAGE        TOTAL
 METROPOLITAN AREA      GLA       PROPERTIES        GLA       PROPERTIES        GLA       PROPERTIES       OCCUPANCY     PORTFOLIO
-------------------  ---------  ---------------  ---------  ---------------  ---------  ---------------  -------------  -----------
Atlanta............    985,501             9       213,467             5     1,198,968            14             97%            6%
Central
 Pennsylvania(1)...  1,744,699            12       681,008            13     2,425,707            25             99%           12%
Chicago............  1,602,191            13       528,740             8     2,130,931            21             96%           11%
Des Moines.........    878,992             5            --            --       878,992             5            100%            4%
Detroit............  1,557,468            34     2,001,865            47     3,559,333            81             95%           18%
Grand Rapids.......  2,769,591            22        40,400             3     2,809,991            25             92%           14%
Indianapolis.......    976,273             1            --            --       976,273             1             98%            5%
Milwaukee..........         --            --       133,173             3       133,173             3            100%            1%
Minneapolis/St.
 Paul..............  1,330,460            10     1,877,406            25     3,207,866            35             97%           16%
Nashville..........    760,229             4       227,267             3       987,496             7             99%            5%
St. Louis..........    674,682            12       385,713             3     1,060,395            15            100%            5%
Other (2)..........    301,355             4       378,603             6       679,958            10            100%            3%
                     ---------           ---     ---------           ---     ---------           ---                         -----
                     ---------           ---     ---------           ---     ---------           ---                         -----
Total or Average...  13,581,441          126     6,467,642           116     20,049,083          242             97%          100%
                     ---------           ---     ---------           ---     ---------           ---                         -----
                     ---------           ---     ---------           ---     ---------           ---                         -----

------------------------------

(1) Includes the Harrisburg, Allentown and Reading markets.

(2) Includes Denton, TX; Wichita, KS; West Lebanon, NH and Abilene, TX.

    As of December 31, 1996, 23 properties owned by the Operating Partnership were subject to encumbrances securing indebtedness thereof and 223 properties owned by the Other Real Estate Partnerships, including 195 properties encumbered by the 1994 Mortgage Loan which was defeased in April 1997, were subject to encumbrances securing indebtedness thereof.

TENANT AND LEASE INFORMATION

    As of December 31, 1996, the Operating Partnership and the Other Real Estate Partnerships had a diverse base of 993 tenants (427 of which were tenants of the Operating Partnership and 566 of which were tenants of the Other Real Estate Partnerships), engaged in a wide variety of businesses including manufacturing, retailing, wholesale trade, distribution and professional services. Most leases have an initial term of between three and five years and provide for periodic rental increases that are either fixed or based on changes in the Consumer Price Index. Industrial tenants typically have net or semi-net leases and pay as additional rent their percentage of the property's operating costs, including the costs of common area maintenance, property taxes and insurance. As of December 31, 1996, approximately 96% and 97% of the GLA of the properties owned by the Operating Partnership and the Other Real Estate Partnerships, respectively, was leased, and no single tenant or group of related tenants accounted for more than 4.2% of the Operating Partnership's rent revenues or more than 3.3% of the Other Real Estate Partnerships' rent revenues, nor did any single tenant or group of related tenants occupy more than 5.8% of the total GLA of the Operating Partnership or more than 4.0% of the total GLA of the Other Real Estate Partnerships.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Operating Partnership as of December 31, 1996.

                                                                   PERCENTAGE OF  ANNUAL BASE RENT   PERCENTAGE OF TOTAL
                                      NUMBER OF           GLA           GLA        UNDER EXPIRING     ANNUAL BASE RENT
     YEAR OF EXPIRATION(1)         LEASES EXPIRING    EXPIRING(2)    EXPIRING         LEASES(3)           EXPIRING
-------------------------------  -------------------  -----------  -------------  -----------------  -------------------
1997...........................             113        2,041,911         16.7%        $   7,884               18.4%
1998...........................             105        1,906,139         15.6%            6,749               15.7%
1999...........................              88        2,324,030         19.0%            7,874               18.4%
2000...........................              52        1,508,463         12.4%            5,282               12.3%
2001...........................              44        1,432,763         11.7%            5,003               11.7%
2002...........................              23          514,726          4.2%            2,328                5.4%
2003...........................              11          511,354          4.2%            1,640                3.8%
2004...........................               5          762,466          6.3%            2,092                4.9%
2005...........................               3          105,700          0.9%              471                1.1%
Thereafter.....................               7        1,100,308          9.0%            3,574                8.3%
                                            ---       -----------  -------------       --------             -------
  Total........................             451       12,207,860        100.0%        $  42,897              100.0%
                                            ---       -----------  -------------       --------             -------
                                            ---       -----------  -------------       --------             -------

------------------------------

(1) Lease expirations as of December 31, 1996, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 443,126 aggregate square feet.

(3) In thousands and includes minimum contractual rent increases during the term of the lease.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Other Real Estate Partnerships as of December 31, 1996.

                                                                   PERCENTAGE OF  ANNUAL BASE RENT   PERCENTAGE OF TOTAL
                                      NUMBER OF           GLA           GLA        UNDER EXPIRING     ANNUAL BASE RENT
     YEAR OF EXPIRATION(1)         LEASES EXPIRING    EXPIRING(2)    EXPIRING         LEASES(3)           EXPIRING
-------------------------------  -------------------  -----------  -------------  -----------------  -------------------
1997...........................             161        3,484,985         18.0%        $  12,984               16.2%
1998...........................             148        3,997,795         20.6%           17,117               21.4%
1999...........................             133        3,071,676         15.9%           13,421               16.8%
2000...........................              84        2,984,135         15.4%           13,171               16.5%
2001...........................              64        3,005,917         15.5%           10,956               13.7%
2002...........................               5          506,963          2.6%            2,247                2.8%
2003...........................              14          944,865          4.9%            4,038                5.0%
2004...........................               5          319,128          1.7%            1,093                1.4%
2005...........................               7          663,368          3.4%            2,745                3.4%
Thereafter.....................              12          392,593          2.0%            2,217                2.8%
                                            ---       -----------  -------------       --------             -------
  Total........................             633       19,371,425        100.0%        $  79,989              100.0%
                                            ---       -----------  -------------       --------             -------
                                            ---       -----------  -------------       --------             -------

------------------------------

(1) Lease expirations as of December 31, 1996, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 677,658 aggregate square feet.

(3) In thousands and includes minimum contractual rent increases during the term of the lease.

                       FEDERAL INCOME TAX CONSIDERATIONS

    This section is a summary of the material federal income tax matters of general application pertaining to REITs under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the federal income tax laws, such as tax-exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. In the opinion of Cahill Gordon & Reindel, the conclusions of law expressed in this summary are correct in all material respects. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences specific to them of holding and disposing of the Securities.

TAXATION OF THE COMPANY

    In the opinion of Cahill Gordon & Reindel, commencing with its taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, the Company's method of operation has enabled it to meet the requirements for qualification as a REIT under the Code, and, provided that the Company continues to satisfy the various requirements applicable under the Code to REITs, as described herein, it will continue to so qualify. Cahill Gordon & Reindel's opinion is based on various assumptions and is conditioned upon certain representations as to factual matters made by the Company and, the Operating Partnership and the Other Real Estate Partnerships (such partnerships being hereinafter collectively referred to as the "Partnerships"). Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, as a matter of fact, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Cahill Gordon & Reindel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

    To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its capital stock. Initially, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation and the value of any one issuer's securities may not exceed 5% of the Company's gross assets; shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiary corporations are exempt from these prohibitions. The Company holds assets through certain wholly owned subsidiary corporations and holds Preferred Stock interests in certain corporations that provide property management services to third parties; in the opinion of Cahill Gordon & Reindel, based on certain factual representations, these holdings do not violate the prohibition on ownership of voting securities. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must constitute less than 30% of the gross income for each taxable year of a REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gain from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income. Substantially all of the Company's assets are held through the Partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share.

    The Company must satisfy certain ownership restrictions that limit (i) concentration of ownership of the Company's capital stock by a few individuals and (ii) ownership by the Company of its tenants. The outstanding capital stock of the Company must be held by at least 100 stockholders. No more than 50% in value of the outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Company's taxable year. Accordingly, the Articles of Incorporation contain certain restrictions regarding the transfer of Common Stock, Preferred Stock and any other outstanding securities convertible into Common Stock when necessary to maintain the Company's qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in the Articles of Incorporation will be effective in maintaining the Company's REIT status. See "Restrictions on Transfers of Capital Stock."

    So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its stockholders annually, the Company itself will not be subject to federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of its taxable income. REITs also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

    Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon its stockholders. If disqualified for taxation as a REIT for a taxable year, the Company also would be disqualified for taxation as a REIT for the next four taxable years, unless the failure were considered to be due to reasonable cause and not willful neglect. The Company would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends also would be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify as a REIT be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial federal income tax liability on the Company attributable to any nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet certain income tests applicable to REITs, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the relevant income test so long as such failure was considered to be due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends and distributions.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock, which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any series of Debt Securities, Preferred Stock or Depositary Shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

    Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership will authorize underwriters or other persons acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company or the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Securities offered hereby may not engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the Securities covered by this Prospectus and certain tax matters, will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for any underwriters, dealers or agents by Rogers & Wells, New York, New York. Cahill Gordon & Reindel and Rogers & Wells will rely as to all matters of Maryland law on the opinion of McGuire, Woods, Battle & Boothe, L.L.P., Baltimore, Maryland.

                                    EXPERTS

    The financial statements and schedule thereto of the Company and the Contributing Businesses, the financial statements of the Acquisition Properties (as defined in the Form 8-K) and the financial statements of the Lazarus Burman Properties (as defined in the Form 8-K/A No. 1), each incorporated by reference in this Prospectus or elsewhere in the Registration Statement, and the financial statements and schedule thereto of the Operating Partnership and the Contributing Businesses and the financial statements of the Other Real Estate Partnerships included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                          PAGE
                                                        ---------
Forward Looking Information...........................        S-2
Prospectus Supplement Summary.........................        S-3
Use of Proceeds.......................................        S-8
Capitalization........................................        S-9
Selected Consolidated Financial and Other Data........       S-10
Business..............................................       S-11
Properties............................................       S-15
Management............................................       S-17
Description of Series B Preferred Shares and
  Depositary Shares...................................       S-22
Certain Federal Income Tax Considerations.............       S-26
Underwriting..........................................       S-29
                           PROSPECTUS
Available Information.................................          2
Incorporation of Certain Documents by Reference.......          2
The Company and the Operating Partnership.............          4
Risk Factors..........................................          4
Use of Proceeds.......................................          9
Ratios of Earnings to Fixed Charges...................          9
Description of Debt Securities........................          9
Description of Preferred Stock........................         21
Description of Depositary Shares......................         27
Description of Common Stock...........................         31
Certain Provisions of Maryland Law and the Company's
  Articles of Incorporation and Bylaws................         32
Restrictions on Transfers of Capital Stock............         34
Policies with Respect to Certain Activities of the
  Operating Partnership...............................         35
Properties of the Operating Partnership and the Other
  Real Estate Partnerships............................         37
Federal Income Tax Considerations.....................         40
Plan of Distribution..................................         41
Legal Matters.........................................         42
Experts...............................................         43

                                4,000,000 SHARES

                            FIRST INDUSTRIAL REALTY
                                  TRUST, INC.

                               DEPOSITARY SHARES
                     EACH REPRESENTING 1/100 OF A SHARE OF
                     % SERIES B CUMULATIVE PREFERRED STOCK

                                     [LOGO]

                                    --------

                             PROSPECTUS SUPPLEMENT
                                  MAY   , 1997

                                    --------

                               SMITH BARNEY INC.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------